Exhibit 2.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

NANOGEN, INC.,

FINANCIÈRE ELITECH SAS

and

THE SHAREHOLDERS OF FINANCIÈRE ELITECH SAS

Dated as of August 14, 2008

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT, dated as of August 14, 2008 (the “Agreement”), by and among Nanogen, Inc., a Delaware corporation (“Nanogen”), Financière Elitech SAS, a société par actions simplifiée incorporated under the laws of France and registered with the Clerk of the Commercial Court of Nanterre under the number 481 676 062 (“Elitech”), and the shareholders of Elitech, as listed on Schedule 1 attached hereto (the “Sellers”). Capitalized terms used in this Agreement shall have the meanings assigned to them in Article X or in the applicable Section of this Agreement to which reference is made in Article X.

WHEREAS, the Sellers own all of the issued and outstanding capital stock of Elitech;

WHEREAS, the Sellers desire to sell to Nanogen, and Nanogen desires to purchase from the Sellers, all of such issued and outstanding shares of capital stock of Elitech on the terms and conditions set forth herein;

WHEREAS, the board of directors of Nanogen and the supervisory board of Elitech deem it advisable and in the best interests of their respective shareholders to consummate the transactions provided for herein;

WHEREAS, in furtherance thereof, the board of directors of Nanogen and the supervisory board of Elitech have approved this Agreement and the Acquisition, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Nanogen has authorized, and determined to recommend to the shareholders of Nanogen, the adoption of this Agreement and the approval of the Acquisition and the issuance of shares of Nanogen Common Stock pursuant to the Acquisition;

WHEREAS, the supervisory board of Elitech has determined to recommend to the shareholders of Elitech the adoption of this Agreement and approval of the Acquisition;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Elitech’s willingness to enter into this Agreement, certain stockholders of Nanogen are entering into voting agreements with Elitech in substantially the form attached as Exhibit A hereto (collectively, the “Nanogen Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE ACQUISITION

1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell to Nanogen, and Nanogen shall purchase from Sellers, all of the issued and outstanding capital stock of Elitech (the “Elitech Shares”) free and clear of all Liens and transferred with all rights attached thereto. The aggregate purchase price for the Elitech Shares shall be paid as set forth in Article II. The purchase and sale of the Elitech Shares is referred to in this Agreement as the “Acquisition.”

1.2 Closing. The closing of the Acquisition (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, One Market St. San Francisco, CA 94105, at 10:00 a.m. or such other time as the parties may mutually agree on a date to be specified by the parties which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.”

1.3 Transactions to be Effected at the Closing.

(a) At the Closing, the certificate of incorporation of Elitech shall be amended and restated in a form satisfactory to Nanogen and Elitech.

(b) At the Closing, the bylaws (statuts) of Elitech shall be amended and restated in a form satisfactory to Nanogen and Elitech.

(c) At the Closing, the directors and officers of Elitech shall be as designated by the board of directors of Nanogen (after giving effect to the appointment of directors pursuant to Section 6.9 hereof), each to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of Elitech and applicable Law.

(d) At the Closing, the Sellers shall deliver to Nanogen original executed copies of stock transfer forms (ordres de mouvement des titres) selling, assigning and delivering to Nanogen all of the Elitech Shares free and clear from all Liens together with duly executed tax forms n° 2759.

(e) At the Closing, the Sellers shall deliver to Nanogen the updated stock transfer registers (registre des mouvements de titres) and stockholders’ individual accounts (comptes d’actionnaires).

1.4 Further Assurances. If, at any time after the Closing, Nanogen shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in it its right, title and interest in, to or under any of the rights, privileges, powers or franchises of the Elitech Shares, or (b) otherwise to carry out the purposes of this Agreement, Nanogen and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of each Seller and Elitech, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of each Seller and Elitech, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Nanogen’s right, title and interest in, to and under any of the rights, privileges, powers or franchises of Elitech Shares and otherwise to carry out the purposes of this Agreement.

1.5 Alternative Structure. The parties agree that, at any time prior to the Nanogen Shareholder Approval, Nanogen may change the method of effecting the business combination with Elitech, provided that Nanogen has obtained the prior consent of Elitech. Elitech shall use reasonable commercial efforts to cooperate with Nanogen, including entering into an appropriate amendment to this Agreement. Notwithstanding the foregoing, under no circumstances shall Elitech or the Elitech Shareholders be required to take any action that would (a) affect the substantive rights of the parties or their respective shareholders hereunder; (b) adversely affect the tax consequences of the Acquisition to the Sellers or Elitech; (c) materially delay the consummation of the Acquisition; (d) cause any condition to closing of the Acquisition in Article VII to be incapable of being fulfilled; or (e) cause or result in an Elitech Material Adverse Effect.

ARTICLE II

EFFECT ON CAPITAL STOCK; SURRENDER OF SHARES AND PAYMENT

2.1 Effect on Elitech Capital Stock.

(a) Prior to the Closing, all outstanding Elitech Common Stock Equivalents shall be terminated or converted into, or exercised or exchanged for, shares of Elitech Common Stock. “Elitech Common Stock Equivalents” means convertible notes, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or any other Contracts that, directly or indirectly, could require Elitech to issue, sell or otherwise cause to become outstanding shares of common stock of Elitech (“Elitech Common Stock”).

(b) At the Closing, by virtue of the Acquisition and without any further action on the part of Nanogen, Elitech or any shareholder of Elitech (each such shareholder, an “Elitech Shareholder”):

(i) each share of Elitech Common Stock issued and outstanding immediately prior to the Closing shall be converted into the right to receive and become exchangeable for that number of shares of Common Stock of Nanogen, par value $.001 per share (“Nanogen Common Stock”) representing the Acquisition Consideration divided by the Fully Diluted Outstanding Equity of Elitech.

(ii) “Acquisition Consideration” means the number of shares of Nanogen Common Stock, calculated as the greater of:

(A) the number of shares of Nanogen Common Stock equal to fifty-eight and seven-tenths percent (58.7%) of the Fully Diluted Outstanding Equity of Nanogen after giving effect to the issuance of Nanogen Common Stock at the Closing (the “Total Nanogen Shares”); or

(B) the number of shares of Nanogen Common Stock that have a value of sixty-six million five hundred thousand Euros (€66,500,000) (the “Valuation Amount”) (based on the closing price per share of Nanogen Common Stock on the fifth trading day prior to the Closing and the closing Euro to US dollar exchange rate as reported in The Wall Street Journal on the same date (the “Closing Exchange Rate”); provided, however, that if the Closing Exchange Rate varies from €0.6699 per $1.00 (the “Signing Exchange Rate”) by more than five percent (5%), the Valuation Amount shall be adjusted so that each party shares equally in the effect of variance between the Closing Exchange Rate and the Signing Exchange Rate; provided further, that such number of Nanogen Common Shares calculated pursuant to this Section 2.1(b)(ii)(B) shall in no event exceed sixty-eight and seven-tenths percent (68.7%) of the Total Nanogen Shares.

(iii) “Fully Diluted Outstanding Equity of Elitech” means (x) the number of shares of Elitech Common Stock issued and outstanding immediately prior to the Closing, plus (y) the aggregate number the shares of Elitech Common Stock issuable upon the conversion, exercise and/or exchange of all Elitech Common Stock Equivalents outstanding at the Closing.

(iv) “Fully Diluted Outstanding Equity of Nanogen” means the lesser of (1) shares of Nanogen Common Stock outstanding, calculated as (x) the actual number of shares of

Nanogen Common Stock issued and outstanding immediately after the Closing, plus (y) the net number the shares of Nanogen Common Stock issuable upon the conversion, exercise and/or exchange of all Other Nanogen Purchase Rights and vested “in the money” Nanogen Stock Options assuming the “net exercise” of such Other Nanogen Purchase Rights and vested “in the money” Nanogen Stock Options, and (2) one hundred million (100,000,000) shares of Nanogen Common Stock.

(c) If between the date of this Agreement and the Closing, there shall be any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event with respect to Elitech Common Stock or Nanogen Common Stock, then the Acquisition Consideration and any other amounts payable pursuant to this Agreement shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

(d) Notwithstanding Section 2.1(b) above, no fractional shares shall be issued upon the conversion or exchange of any Elitech Common Stock. All shares of Nanogen Common Stock issuable upon conversion or exchange of Elitech Common Stock by an Elitech Shareholder shall be aggregated for purposes of determining whether the conversion or exchange would result in the issuance of any fractional share pursuant to Section 2.1(b). If, after the aforementioned aggregation, the conversion or exchange would result in the issuance of a fraction of a share of Nanogen Common Stock to an Elitech Shareholder, the aggregate number of Nanogen Common Shares to be issued to such Elitech Shareholder shall be rounded down to the nearest whole share.

2.2 Exchange of Shares.

(a) Not less than five Business Days prior to the Closing, Nanogen shall enter into an agreement with Computershare, or such other third-party transfer agent, bank or trust company of recognized standing that may be designated by Nanogen and is reasonably satisfactory to Elitech (the “Exchange Agent”). Following the Closing, Nanogen shall deliver, or cause to be delivered, to the Exchange Agent a signed letter of instruction for the benefit of Elitech Shareholders authorizing the delivery of the shares of Nanogen Common Stock issuable pursuant to Section 2.1 as of the Closing as consideration for the Elitech Shares. Such shares authorized for delivery, together with any cash in dividends or distributions with respect thereto are hereinafter referred to as the “Exchange Fund.”

(b) At the Closing Sellers shall deliver to Nanogen stock transfer orders for the Elitech Shares duly executed and completed in accordance with the instructions thereto, and such other documents as may be necessary to vest in Nanogen all of Sellers’ right, title and interest in and to the Elitech Shares, free and clear of all Liens or reasonably required pursuant to such instructions. Upon the delivery of each such stock transfer order, the holder of such Elitech Shares represented thereby shall be entitled to receive in exchange therefor that number of whole shares of Nanogen Common Stock to which the holder thereof is entitled pursuant to Section 2.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), and any dividends or distributions payable pursuant to Section 2.1.

(c) In the event of a transfer of Elitech Shares that is not registered in the transfer records of Elitech, shares of Nanogen Common Stock issued in exchange for Elitech Shares pursuant to Section 2.1 may be issued to a Person other than the Person in whose name an Elitech stock transfer order is delivered, if (i) such stock transfer order is properly executed or is otherwise in proper form for transfer and (ii) the Person requesting such issuance pays to the Exchange Agent any and all Taxes required as a result of the issuance to a Person other than the registered holder of the Elitech Shares to be transferred pursuant to such stock transfer order or establishes by evidence satisfactory to the Exchange Agent that any such Taxes have been paid or are not payable.

(d) All shares of Nanogen Common Stock issued upon delivery of the stock transfer orders in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Elitech Shares to be transferred pursuant to such stock transfer orders. At the close of business on the day preceding the Closing, the stock transfer register (registres des mouvements de titres) of Elitech shall be closed and there shall be no further registration of transfers of Elitech Shares thereafter on the records of Elitech. From and after the Closing, the Elitech Shareholders shall cease to have any rights with respect to the Elitech Shares outstanding immediately prior to the Closing, except as otherwise provided in this Agreement or by Law. On or after the Closing, any duly executed stock transfer orders presented to the Exchange Agent or Nanogen for any reason shall be noted in the Elitech stock transfer register, and the Elitech Shares represented thereby shall be exchanged for the Acquisition Consideration provided for in Section 2.1.

(e) Any portion of the Exchange Fund that remains undistributed to the Elitech Shareholders for six months after the Closing shall be redelivered to Nanogen, and any Elitech Shareholders who have not theretofore complied with this Article II shall thereafter look only to Nanogen for the Acquisition Consideration to which they are entitled pursuant to Section 2.1. Any portion of the Exchange Fund remaining unclaimed by Elitech Shareholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Nanogen free and clear of any claims or interest of any person previously entitled thereto. To the fullest extent permitted by Law, neither Nanogen nor Elitech shall be liable to any Elitech Shareholder for shares of Nanogen Common Stock, cash or other property delivered from the Exchange Fund to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.3 Distributions with Respect to Unexchanged Elitech Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions on shares of Nanogen Common Stock shall be paid with respect to any Elitech Share until such Elitech Share is surrendered for exchange as provided herein. Subject to the effect of applicable Laws, following surrender of any such Elitech Shares there shall be paid to the record holder of shares of Nanogen Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of dividends or other distributions with a record date after the Closing theretofore payable with respect to such shares of Nanogen Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such shares of Nanogen Common Stock, less the amount of any withholding taxes which may be required thereon. No Elitech Shareholder shall be entitled, until the delivery to the Exchange Agent or Nanogen of a duly executed stock transfer order representing all of his, her or its Elitech Shares, to vote the shares of Nanogen Common Stock which such holder shall have the right to receive pursuant to this Article II.

2.4 No Further Ownership Rights in Elitech Common Stock. The payment of the Acquisition Consideration in respect of each Elitech Share shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to each such Elitech Share, and there shall be no further registration of transfers on the stock transfer books of Elitech of the Elitech Shares which were outstanding immediately prior to the Closing. If, after the Closing, duly executed stock transfer orders are presented to Elitech, they shall be noted in the Elitech stock transfer register, and the Elitech shares represented thereby shall be exchanged for shares of Nanogen Common Stock in accordance with the procedures set forth in this Article II.

2.5 Withholding Rights. Each of Elitech, Nanogen and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any

Elitech Shareholder such amounts as it is required to deduct and withhold with respect to the making of such payment under Section 368(a) of the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Elitech, Nanogen or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of satisfying such party’s obligations under this Agreement as having been paid to the holder of the Elitech Shares in respect of which such deduction and withholding was made by Elitech, Nanogen or the Exchange Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant to Nanogen as of the date hereof and as of the Closing Date that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof (the “Elitech Disclosure Schedule”), which is being concurrently delivered to Nanogen in connection herewith and is designated therein as being the Elitech Disclosure Schedule. The Elitech Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article III. Each exception to a representation and warranty set forth in the Elitech Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Elitech Disclosure Schedule, and no other representation or warranty; provided, however, that notwithstanding the foregoing any information disclosed herein or in the Elitech Disclosure Schedule under any section number shall be deemed disclosed and incorporated into any other sections, schedules or exhibits under the Agreement where such disclosure would be relevant, if it is reasonably apparent from the information disclosed that it is relevant to such other sections, schedules or exhibits under the Agreement, whether or not repeated under any section number where disclosure might be deemed relevant.

3.1 Organization and Good Standing.

(a) Elitech is a société par actions simplifiée duly organized and validly existing under the Laws of France and is in compliance with the French Commercial Code, has all requisite power to own or lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, an Elitech Material Adverse Effect. Elitech has made available to Nanogen prior to the date hereof true and complete copies of (i) its Charter Documents and (ii) the stock transfer register (registres des mouvements de titres) and shareholders’ individual accounts (comptes d’actionnaires), the shareholders’ minute book (registre des procès-verbaux des assemblées générales), the supervisory board’s minute book (registre des procès-verbaux du conseil de sureveillance), the president’s decision book (registre des décisions du Président) and all attendance sheets to the shareholders’ and supervisory board’s meetings, and all other existing written consents and minutes of the meetings of its shareholders, its supervisory board and each committee of its supervisory board. There are no decisions or resolutions of the shareholders, supervisory board or committees of the supervisory board of Elitech, other than as disclosed in the minutes and written consents made available to Nanogen. Such Charter Documents are in full force and effect and Elitech is not in default of any provision thereunder. “Charter Documents” means, with respect to any entity, the certificate of incorporation, bylaws, joint venture agreement or other similar organizational documents of such entity (in each case, as amended). Section 3.1(a) of the Elitech Disclosure Schedule lists each jurisdiction in which Elitech is qualified to do business.

3.2 Capitalization.

(a) As of the date of this Agreement, the capital stock of Elitech consists of eleven million two hundred forty thousand four hundred eighty (11,240,480) shares of Elitech Common Stock. On the Closing Date, the capital stock of Elitech shall consist of thirteen million five hundred seventy-five thousand eighty-six (13,575,086) shares of Elitech Common Stock. All issued and outstanding Elitech Shares have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with all applicable Laws, and, except as otherwise expressly set forth in the Elitech Disclosure Schedule, are owned by the Sellers free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership (collectively, “Liens”).

(b) Section 3.2(b) of the Elitech Disclosure Schedule contains a true and complete list of the record holders of the Elitech Shares as of the date hereof and sets forth the full name, current address and number and class of Elitech Shares owned by each.

(c) Except for (i) the Elitech Shares outstanding as of the date hereof, and (ii) the other Elitech Common Stock Equivalents that are disclosed in Section 3.2(c)(ii) of the Elitech Disclosure Schedule (the Elitech Common Stock Equivalents required to be disclosed pursuant to this Section 3.2(c)(ii) and the Subsidiary Purchase Rights, the “Other Elitech Purchase Rights”), Elitech does not have outstanding securities of any kind. Except as set forth in the preceding sentence, or as otherwise set forth on Section 3.2(c)(ii) of the Elitech Disclosure Schedule, Elitech is not a party to any Contract obligating Elitech, directly or indirectly, to issue additional securities and, to the Sellers’ Knowledge, there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of Elitech.

(d) All outstanding Other Elitech Purchase Rights have been duly authorized and validly issued and were issued in compliance with all applicable Laws. All shares of Elitech Common Stock subject to issuance upon exercise, conversion and/or exchange of Other Elitech Purchase Rights, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(e) None of the Elitech Shares and Other Elitech Purchase Rights were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements. Except as disclosed in Section 3.2(e) of the Elitech Disclosure Schedule, Elitech is not a party to any shareholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities, and to the Knowledge of the Sellers, there are no such agreements, trusts or arrangements to which Elitech is not a party.

(f) Elitech has not repurchased or otherwise reacquired any of its securities and, except as set forth in Section 3.2(c)(ii) of the Elitech Disclosure Schedule, Elitech does not intend to reacquire any of its securities prior to the Closing Date. There are no obligations, contingent or otherwise, of Elitech to repurchase, redeem or otherwise acquire any of its securities. Except as disclosed in Section 3.2(f) of the Elitech Disclosure Schedule, there are no declared or accrued unpaid dividends with respect to any of Elitech’s or its Subsidiaries’ securities.

(g) Except as disclosed in Section 3.2(g) of the Elitech Disclosure Schedule, Elitech does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(h) Except as disclosed in Section 3.2(h) of the Elitech Disclosure Schedule, Elitech does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter. On the Closing Date, Elitech will not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

3.3 Subsidiaries of Elitech.

(a) Section 3.3(a) of the Elitech Disclosure Schedule contains a true and complete list of the Subsidiaries of Elitech and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock. The outstanding shares of capital stock of each Subsidiary of Elitech have been duly authorized and validly issued, are fully paid and nonassessable and, except as disclosed in Section 3.3(a) of the Elitech Disclosure Schedule, are owned by Elitech or another Subsidiary of Elitech free and clear of all Liens.

(b) Each Subsidiary of Elitech is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own or lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, an Elitech Material Adverse Effect.

(c) Other than the shares of capital stock set forth in Section 3.3(c) of the Elitech Disclosure Schedule, no Subsidiary of Elitech has outstanding securities of any kind. Except as disclosed in Section 3.3(c) of the Elitech Disclosure Schedule, no Subsidiary of Elitech is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities, no Subsidiary of Elitech has outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights and, to the Sellers’ Knowledge, there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire the securities of any such Subsidiary (the Contracts, rights, circumstances or conditions required to be disclosed pursuant to this Section 3.3(c), the “Subsidiary Purchase Rights”).

(d) Except as disclosed in Section 3.3(d) of the Elitech Disclosure Schedule, no Subsidiary of Elitech has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter. On the Closing Date, no Subsidiary of Elitech will have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which would have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e) Other than the Subsidiaries set forth in Section 3.3(a) of the Elitech Disclosure Schedule, or as otherwise set forth in Section 3.3(e) of the Elitech Disclosure Schedule, neither Elitech nor any Subsidiary of Elitech, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity, or to provide funds to or make any investment.

3.4 Authority and Enforceability.

(a) Elitech has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Elitech and the consummation by Elitech of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Elitech. This Agreement has been duly executed and delivered by Elitech and, assuming due authorization, execution and delivery by Nanogen, constitutes the valid and binding obligation of Elitech, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) No vote of the holders of the outstanding Elitech Shares is required to adopt this Agreement or approve the transactions contemplated hereby.

(c) The supervisory board of Elitech has, by the unanimous vote of all directors then in office, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Acquisition is advisable and in the best interests of the Elitech Shareholders and (iii) resolved to recommend that the Elitech Shareholders adopt this Agreement and directed that this Agreement be submitted to the Elitech Shareholders for adoption. Such resolutions have not been rescinded and are in full force and effect.

3.5 No Conflict; Authorizations.

(a) Except as set forth in Section 3.5(a) of the Elitech Disclosure Schedule, the execution and delivery of this Agreement by Elitech do not, and the performance by Elitech of its obligations hereunder and the consummation by Elitech of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of Elitech’s or any of its Subsidiaries’ Charter Documents, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which Elitech or any of its Subsidiaries is a party, (B) of which Elitech or any of its Subsidiaries is a beneficiary or (C) by which Elitech or any of its Subsidiaries or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to Elitech or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by Elitech or any of its Subsidiaries, except for any such violations, conflicts, defaults and events referred to in clause (ii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clause (iii) and (iv) that would not reasonably be expected to have, individually or in the aggregate, an Elitech Material Adverse Effect. Section 3.5(a) of the Elitech Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any material Contract to which Elitech or any of its Subsidiaries is a party (collectively, “Elitech Consents”) in order to preserve all rights of, and benefits to, Elitech and its Subsidiaries thereunder.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be made, obtained, performed or given to or with respect to Elitech or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Acquisition, except for (i) such filings as may be required under the antitrust and competition Laws of all jurisdictions (the “Antitrust Laws”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of the Form S-4 Registration Statement, the proxy statement relating to the Nanogen Shareholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and such reports under Sections 13, 15(d) and 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, and (iii) such Authorizations, Orders, registrations, declarations and filings the failure of which to be made, obtained, performed or given would not reasonably be expected to have, individually or in the aggregate, an Elitech Material Adverse Effect.

3.6 Financial Statements.

(a) Copies of Elitech’s audited financial statements consisting of the balance sheet of Elitech and the balance sheet of each of its Subsidiaries as at March 31 for each of the past three fiscal years and the related statements of income and retained earnings and shareholders’ equity, for the fiscal years then ended (the “Elitech Financial Statements”) are included in Section 3.6(a) of the Elitech Disclosure Schedule.

(b) The Elitech Financial Statements are true, complete and correct and have been prepared in accordance with local generally accepted accounting principles in the jurisdiction in which Elitech or the Subsidiary to which any such financial statements refer is headquartered or in which it conducts the majority of its commercial activity, as appropriate (“Local GAAP”), applied on a consistent basis throughout the periods involved. The Elitech Financial Statements are based on the books and records of Elitech and each of its Subsidiaries, as applicable, and fairly present in all material respects the financial condition of Elitech and each of its Subsidiaries as of the respective dates they were prepared and the results of the operations of Elitech and each of its Subsidiaries for the periods indicated. The balance sheets of Elitech and each of its Subsidiaries as of March 31, 2008 are referred to herein collectively as the “Elitech Balance Sheet,” and the date thereof is hereinafter referred to as the “Elitech Balance Sheet Date.” Each of Elitech and its Subsidiaries maintains a standard system of accounting established and administered in accordance with Local GAAP.

(c) Elitech has established and maintained internal controls over financial reporting which provide for reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Local GAAP. To the Sellers’ Knowledge, there are no significant deficiencies or material weaknesses in the design or operation of Elitech’s internal controls which could adversely affect Elitech’s ability to record, process, summarize and report financial data. To the Sellers’ Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in Elitech’s internal controls.

3.7 No Undisclosed Liabilities. To the Sellers’ Knowledge, Elitech and its Subsidiaries have no liabilities, obligations or commitments of a type required in accordance with Local GAAP to be reflected on a balance sheet (collectively, “Liabilities”) for Elitech, except (a) those which are adequately reflected or reserved against in the Elitech Balance Sheet, and (b) those which have been incurred by Elitech in the ordinary course of business and consistent with past practice since the Elitech Balance Sheet Date. To the Sellers’ Knowledge, except as otherwise contemplated by this Agreement, neither Elitech nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Elitech and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangement (engagement hors-bilan)).

3.8 Taxes.

(a) As used in this Agreement, the following words and terms have the following definitions:

(i) “Tax” or “Taxes” means any and all state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

(ii) “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iii) “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

(b) Except as set forth in Section 3.8(b) of the Elitech Disclosure Schedule, each of Elitech and its Subsidiaries has timely filed (or has had filed on their behalf) all Tax Returns required to have been filed by or with respect to Elitech or such Subsidiary and will timely file all Tax Returns due between the date hereof and the Closing Date. All Taxes owed by Elitech and each Subsidiary of Elitech (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid), except for Taxes that would not reasonably be expected individually or in the aggregate to result in an Elitech Material Adverse Effect. Each of Elitech and its Subsidiaries has adequately provided for, in its books of account and related records, all Liabilities for all unpaid Taxes, being current Taxes not yet due and payable.

(c) Section 3.8(c) of the Elitech Disclosure Schedule indicates those Tax Returns that have been audited within the three-year period preceding the date hereof and those Tax Returns that currently are the subject of an audit. Except as set forth in Section 3.8(c) of the Elitech Disclosure Schedule, there is no material Action now pending or, to Sellers’ Knowledge, threatened against or with respect to Elitech or any of its Subsidiaries in respect of any Tax or any assessment or deficiency. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Elitech. Elitech has delivered to Nanogen correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Elitech or any of its Subsidiaries since January 1, 2006.

(d) Except as set forth in Section 3.8(d) of the Elitech Disclosure Schedule, neither Elitech nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, or (ii) has any liability for or obligation to pay Taxes of any other Person, or as transferee or successor, by contract or otherwise. Neither Elitech nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for income tax purposes.

3.9 Compliance with Law; Authorizations.

(a) Each of Elitech and its Subsidiaries has complied in all material respects with, and is not in violation in any material respect of, any applicable Law to which Elitech or any of its Subsidiaries or its business, operations, assets or properties is or has been subject. Neither Elitech nor any of its Subsidiaries has received, at any time since January 1, 2006, written notice from any Governmental Entity regarding any such violation of, conflict with, or failure to comply with, any such Law.

(b) Each of Elitech and its Subsidiaries owns, holds or lawfully uses in the operation of its business all material Authorizations which are necessary for it to conduct its business as currently conducted or for the ownership and use of the assets owned or used by Elitech or such Subsidiary in the conduct of its business free and clear of all Liens, except where the failure to own, hold, possess or lawfully use any such Authorizations would not reasonably be expected to have, individually or in the aggregate, an Elitech Material Adverse Effect. Such material Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

(c) To the Sellers’ Knowledge, no Person other than Elitech or one of its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any material Authorization which Elitech or any of its Subsidiaries owns, possesses or uses in the operation of its business as now conducted.

3.10 Condition of Tangible Assets. To the Sellers’ Knowledge, all material buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by Elitech or any of its Subsidiaries are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and ordinary course of business and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.

3.11 Real Property.

(a) Except as set forth in Section 3.11(a) of the Elitech Disclosure Schedule, neither Elitech nor any of its Subsidiaries own any real property or interests in real property in fee.

(b) Section 3.11(b) of the Elitech Disclosure Schedule contains a list of all material real property and interests in real property leased by Elitech or any of its Subsidiaries (the “Elitech Leased Real Property”). The Elitech Leased Real Property listed on Section 3.11(b) of the Elitech Disclosure Schedule includes all interests in real property used in or necessary for the conduct of the businesses and operations of Elitech and its Subsidiaries as currently conducted. With respect to Elitech Leased Real Property, Elitech has delivered to Nanogen a true and complete copy of every material lease and sublease to which Elitech or any Subsidiary of Elitech is a party or by which any of them is bound (each, an “Elitech Lease”). Each Elitech Lease is in full force and effect. To the Sellers’ Knowledge, neither Elitech nor any of its Subsidiaries is in default under any such Elitech Lease and, to the Sellers’ Knowledge, no other party thereto is in default under any such Elitech Lease.

(c) Neither Elitech nor any of its Subsidiaries has received, at any time since January 1, 2006 written notice from any Governmental Entity or other Person that the Elitech Leased Real Property does not comply in all material respects with all applicable material building and zoning codes, deed restrictions, ordinances and rules. There are no pending or, to the Sellers’ Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Elitech Leased Real Property which do or may adversely effect the current use or occupancy thereof.

(d) Except as set forth in Section 3.11(d) of the Elitech Disclosure Schedule, no Person other than Elitech or a Subsidiary of Elitech is in possession of any of the Elitech Leased Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than Elitech or a Subsidiary of Elitech the right of use or occupancy of the Elitech Leased Real Property or any portion thereof.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Elitech Disclosure Schedule lists (i) all patents and patent applications, registered trademarks, registered copyrights and registered domain names included in the Intellectual Property owned by Elitech or its Subsidiaries (“Elitech Intellectual Property; (ii) all material licenses and other material agreements to which Elitech is a party and pursuant to which any person is authorized to use any Elitech Intellectual Property, except for Elitech or its Subsidiaries’ standard agreements with their respective customers or resellers for Elitech’s or its Subsidiaries’ products or services; and (iii) all material licenses and other material agreements to which Elitech is a party and pursuant to which Elitech is authorized to use any third-party Intellectual Property (“Elitech Third-Party Intellectual Property”) that is incorporated in any Elitech Product, except for licenses and other agreements that are available to and used by businesses generally. For purposes of this Agreement, “Intellectual Property” means any or all of the following and all rights therein, arising therefrom, or associated therewith: (i) patents, (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, processes, technology, technical data and customer lists, (iii) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, (iv) computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, (v) mask works and registrations and applications therefor, (vi) industrial designs and any registrations and applications therefor, (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith, (viii) databases and data collections and all rights therein, (ix) processes, devices, prototypes, schematics, test methodologies, and development tools, (x) any similar, corresponding or equivalent rights to any of the foregoing, and (xi) any documentation related to any of the foregoing.

(b) Elitech and its Subsidiaries own all Elitech Intellectual Property that is necessary for the business of Elitech and its Subsidiaries as currently conducted by Elitech and its Subsidiaries. To the Sellers’ Knowledge, Elitech and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all Elitech Third-Party Intellectual Property that is necessary for the business of Elitech and its Subsidiaries as currently conducted by Elitech and its Subsidiaries, except as would not reasonably be expected to result in an Elitech Material Adverse Effect.

(c) To the Sellers’ Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Elitech Intellectual Property by any third-party, except as would not reasonably be expected to result in an Elitech Material Adverse Effect.

(d) Except as set forth in Section 3.12(d) of the Elitech Disclosure Schedule, Elitech is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license or other material agreement relating to the Elitech Intellectual Property.

(e) Except as set forth in Section 3.12(e) of the Elitech Disclosure Schedule, to the Sellers’ Knowledge, all patents, trademarks and copyrights held by Elitech are valid and subsisting, except as would not reasonably be expected to result in an Elitech Material Adverse Effect. Elitech (i) has not been sued in any suit, action or proceeding (or received any written notice or, to the Sellers’ Knowledge, threat) which involves a claim of infringement by Elitech of any patents, trademarks, or copyrights, or violation of any trade secret or other proprietary right of any third-party; and (ii) has not brought any action, suit or proceeding for infringement of Elitech Intellectual Property or breach of any license or agreement involving Elitech Intellectual Property against any third-party. To the Sellers’ Knowledge, the manufacturing, marketing, licensing, sale or other disposition of Elitech’s Products do not infringe any Intellectual Property of any third party.

(f) To the Sellers’ Knowledge, Elitech has secured valid written assignments from all consultants and employees who contributed to the creation or development of Elitech Intellectual Property of the rights to such contributions that Elitech does not already own by operation of law.

(g) To the Sellers’ Knowledge, Elitech has taken all reasonably necessary steps to protect and preserve the confidentiality of all Elitech Intellectual Property not otherwise protected by patents, patent applications or copyright (“Elitech Confidential Information”).

3.13 Absence of Certain Changes or Events. Except as disclosed in Section 3.13 of the Elitech Disclosure Schedule, between the Elitech Balance Sheet Date and the date of this Agreement:

(a) there has not been an Elitech Material Adverse Effect;

(b) neither Elitech nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

(c) neither Elitech nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(d) neither Elitech nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities;

(e) neither Elitech nor any of its Subsidiaries has made any payment (except in the ordinary course of business) or materially increased any bonuses, salaries or other compensation or benefit payable or to become payable to any current or former Seller, director, officer or employee, or entered into any material employment, severance or similar Contract with any current or former director, officer or employee;

(f) neither Elitech nor any of its Subsidiaries has sold, leased, transferred or assigned any material property or assets of Elitech or any of its Subsidiaries, except for the sale of inventory and the grant of licenses on a non-exclusive basis, in each case in the ordinary course of business consistent with past practice;

(g) neither Elitech nor any of its Subsidiaries has incurred, assumed or guaranteed any Indebtedness, or materially modified the terms of any Indebtedness outstanding as of the Elitech Balance Sheet Date;

(h) neither Elitech nor any of its Subsidiaries has incurred any material Liability or created or assumed any Lien on any material asset, except for Permitted Liens;

(i) there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Elitech or any of its Subsidiaries;

(j) there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of Elitech or any of its Subsidiaries are subject, except for any such violations and conflicts that could not reasonably be expected to have, individually or in the aggregate, an Elitech Material Adverse Effect;

(k) there has not been any material damage, destruction or loss with respect to the material property and assets of Elitech or any of its Subsidiaries, whether or not covered by insurance;

(l) neither Elitech nor any of its Subsidiaries has made any material change in accounting practices;

(m) neither Elitech nor any of its Subsidiaries has made any Tax election, materially changed its method of Tax accounting or settled any claim for Taxes; and

(n) neither Elitech nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

3.14 Contracts.

(a) Section 3.14(a) of the Elitech Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which Elitech or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i) for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by Elitech or any of its Subsidiaries of €400,000 or more, or (B) aggregate payments by Elitech or any of its Subsidiaries of €400,000 or more;

(ii) (A) for the sale by Elitech or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, and that provides for (1) a specified annual minimum Euro sales amount by Elitech or any of its Subsidiaries of €400,000 or more, or (2) aggregate payments to Elitech or any of its Subsidiaries of €400,000 or more, or (B) pursuant to which Elitech or any of its Subsidiaries received payments of more than €400,000 in the fiscal year ended March 31, 2008 or expects to receive payments of more than €400,000 in the fiscal year ending March 31, 2009;

(iii) that requires Elitech or any of its Subsidiaries to purchase its total requirements of any product or service from a third-party or that contains “take or pay” provisions;

(iv) pursuant to which (A) Elitech or any of its Subsidiaries purchases components for inclusion into its products other than components purchased solely on a purchase order basis, or (B) a third party manufactures or assembles products on behalf of Elitech or any of its Subsidiaries;

(v) that continues over a period of more than six months from the date hereof and provides for payments to or by Elitech or any of its Subsidiaries exceeding €400,000, except for arrangements disclosed pursuant to the preceding subparagraphs (i) and (ii);

(vi) that is an employment, consulting, termination or severance Contract that involves or would be reasonably expected to involve the payment of €400,000 or more by Elitech or any of its Subsidiaries following the date hereof, except for any such Contract that is terminable at-will by Elitech or any of its Subsidiaries without liability to Elitech or such Subsidiary;

(vii) that is a material distribution, dealer, representative or sales agency Contract;

(viii) that is an Elitech Lease;

(ix) which provides for the indemnification by Elitech or any of its Subsidiaries of any Person, the undertaking by Elitech or any of its Subsidiaries to be responsible for consequential damages, or the assumption by Elitech or any of its Subsidiaries of any Tax, environmental or other Liability;

(x) with any Governmental Entity;

(xi) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xii) for any capital expenditure or leasehold improvement in any one case in excess of €400,000 or any such Contracts in the aggregate greater than €400,000;

(xiii) that restricts or purports to restrict the right of Elitech or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xiv) that is a partnership, joint venture or similar Contract;

(xv) that is a license of any material Intellectual Property, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than €400,000 under which Elitech or any Subsidiary is a licensee;

(xvi) that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); and

(xvii) that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xviii) that is otherwise material to Elitech and its Subsidiaries as a whole and not previously disclosed pursuant to this Section 3.14.

(b) Each Contract required to be listed in Section 3.14(a) of the Elitech Disclosure Schedule (collectively, the “Elitech Material Contracts”) is in full force and effect and valid, enforceable against Elitech and, to the Sellers’ Knowledge, enforceable against the other party in accordance with its terms.

(c) Neither Elitech nor any of its Subsidiaries is, and to the Sellers’ Knowledge, no other party thereto is, in default in the performance, observance or fulfillment in any material respect of any obligation, covenant, condition or other term contained in any Elitech Material Contract, except where any default would not reasonably be expected to have an Elitech Material Adverse Effect, and neither Elitech nor any of its Subsidiaries has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict in any material respect with or result in a violation or breach in any material respect of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Elitech Material Contract.

(d) Elitech has provided accurate and complete copies of each Elitech Material Contract to Nanogen.

3.15 Litigation.

(a) There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to the Sellers’ Knowledge, threatened (i) against or affecting Elitech or any of its Subsidiaries that, if determined in a manner adverse to Elitech or such Subsidiary, would reasonably be expected to have an Elitech Material Adverse Effect; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Acquisition.

(b) Except as set forth in Section 3.15(b) of the Elitech Disclosure Schedule, there is no unsatisfied judgment, penalty or award against or affecting Elitech or any of its Subsidiaries or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, an Elitech Material Adverse Effect. Each of Elitech and its Subsidiaries is in compliance in all material respects with the material terms of each Order required to be set forth on Section 3.15(b) of the Elitech Disclosure Schedule.

3.16 Employee Relations.

(a) Section 3.16(a) of the Elitech Disclosure Schedule contains a list of the collective bargaining agreements applicable to the various categories of employees working for each of Elitech and its Subsidiaries.

(b) To the Sellers’ Knowledge, each of Elitech and its Subsidiaries has complied in all material respects with all obligations imposed on it by applicable labor Laws, collective bargaining agreements and all material contractual obligations owed to or in respect of their respective employees.

(c) To the Sellers’ Knowledge, each of Elitech and its Subsidiaries has submitted in a timely manner all material social security declarations and all material social security or labor Taxes and charges owed by them with respect to employees.

(d) To the Sellers’ Knowledge, there are no on-going social plans (plan de sauvegarde de l’emploi) in each of Elitech and its Subsidiaries and, to the Sellers’ Knowledge, all past restructurings, collective dismissals and social plans have been validly implemented and may not give rise to any material Liability of Elitech and its Subsidiaries.

(e) None of Elitech and/or its Subsidiaries has received written notice of any claim for breach of contract in relation to any employee or former employee of Elitech and/or its Subsidiaries and, to the Sellers’ Knowledge, there are no circumstances which are likely to give rise to any such claim.

(f) To the Sellers’ Knowledge, no dispute, strike or other collective action presently exists between each of Elitech and its Subsidiaries and their respective employees and/or trade unions representing their respective employees.

(g) Except as set forth in Section 3.16(g) of the Elitech Disclosure Schedule, neither Elitech nor any of its Subsidiaries has implemented or proposed to implement, any share incentive plan, share option scheme or profit sharing, bonus, commission or other incentive scheme (including the issuance of bons de souscription de parts de créateur d’entreprise (BSPCE) or any other equity interest) for the directors, officers, employees, other than pursuant to schemes required by applicable labor Laws.

(h) As of the date hereof, no agreement has been reached by Elitech and/or any of its Subsidiaries regarding any terms of employment in respect of any of their Employees to increase the remuneration and/or benefits in kind of their Employees and/or directors and legal representatives, except in the ordinary course of business or pursuant to the requirement of Laws.

(i) Except as set forth in Section 3.16(i) of the Elitech Disclosure Schedule, and except as required under applicable Laws, there are no material retirement, death or disability schemes for legal representatives, directors or employees of Elitech and/or any of its Subsidiaries or any obligations, commitments or undertakings with regard to retirement, redundancy, death, sickness or disability pursuant to which Elitech and/or any of its Subsidiaries is or may become liable to make any payments other than as required by applicable Laws.

(j) Set out in Section 3.16(j) of the Elitech Disclosure Schedule is a list of all external pension schemes entered into by Elitech and/or any of its Subsidiaries for the benefit of the employees. All amounts payable by Elitech and/or any of its Subsidiaries under such pension scheme plans have been timely paid by Elitech and/or any of its Subsidiaries and for those not yet due are sufficiently provided for in the Elitech Financial Statements. None of the said external pension schemes have, over the last twelve months, notified any of Elitech and/or any of its Subsidiaries in writing of a request for additional financing due to a lack of funding and, to the Sellers’ Knowledge, there are no circumstances which are likely to give rise to any such notification.

(k) Except as set forth in Section 3.16(k) of the Elitech Disclosure Schedule, there are no outstanding loans to or from (i) Elitech and/or any of its Subsidiaries, to or from (ii) any director, legal representative, employee, or former employee.

(l) Each of Elitech and its Subsidiaries is in compliance with all applicable material health and safety Laws.

(m) To the Sellers’ Knowledge, there are no material amounts owed but unpaid to or in respect of the directors, legal representatives, employees or any former employee of Elitech and/or any of its Subsidiaries.

(n) Except as set forth in Section 3.16(n) of the Elitech Disclosure Schedule, the consummation of the Acquisition will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of Elitech or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction under applicable Law, or (iv) result in the payment or series of payments by Nanogen or any of its Affiliates to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.

3.17 Studies.

The descriptions of Elitech’s and/or the Subsidiaries’ legal and governmental proceedings and/or procedures before the EMEA (European Agency for the Evaluation of Medicinal Products), the AFSSAPS (Agence Française de Sécurité Sanitaire des Produits de Santé) or any other European, national, regional or local governmental body exercising comparable authority, as provided in Section 3.17(a) of the Elitech Disclosure Schedule, are complete, true and correct in all material respects.

To the Sellers’ Knowledge, the studies, tests and preclinical and clinical trials conducted by or on behalf of Elitech and/or its Subsidiaries that are described in Section 3.17(b) of the Elitech Disclosure Schedule were and, if still pending, are (i) with respect to the foregoing conducted by employees of Elitech or any of its Subsidiaries (“Elitech Studies”), being conducted in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional scientific standards, in each case in all material respects; and (ii) with respect to the foregoing conducted on behalf of Elitech or independently by others using Elitech or any of its Subsidiaries’ technologies, products or product candidates (“Elitech Independent Studies”), to the Sellers’ Knowledge, being conducted in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional scientific standards, in each case in all material respects.

The descriptions of the results of the Elitech Studies, and, to Sellers’ Knowledge, the Elitech Independent Studies, contained in Section 3.17(c) of the Elitech Disclosure Schedule are true and correct in all material respects.

Except as disclosed in Section 3.17(d) of the Elitech Disclosure Schedule, neither Elitech nor any of its Subsidiaries have received any written notices or correspondence from the EMEA, the AFSSAPS or any other European, national, regional or local governmental body exercising comparable authority requiring the termination, suspension or material modification of any of the Elitech Studies or Elitech Independent Studies.

3.18 Environmental.

(a) As used in this Agreement, “Environmental Laws” means any and all applicable Laws in effect as of the date of this Agreement that relate primarily to (A) preventing or reducing to acceptable levels the release of pollutants or hazardous materials into the environment, (B) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated, (C) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the environment when used or disposed of, (D) protecting resources, species or ecological amenities, (E) reducing to acceptable levels the risks inherent in the transportation of hazardous materials, pollutants, oil or other potentially harmful substances or (F) cleanup of pollutants that have been released, preventing the threat of release or paying the costs of such cleanup.

(b) Elitech is in compliance with, and is not subject to any liability under, any Environmental Law, except for matters that would not reasonably be expected to have, individually or in the aggregate, an Elitech Material Adverse Effect. Elitech has not received, at any time since January 1, 2006, any written notice or other communication from any Governmental Entity or any other Person regarding any actual, alleged or potential violation or failure to comply with any Environmental Law or any actual, alleged or potential obligation on the part of Elitech to undertake, or to bear all or any portion of the cost of, any remedial action of any nature under any Environmental Law, except for matters that would not reasonably be expected to have, individually or in the aggregate, an Elitech Material Adverse Effect.

(c) There are no pending or, to the Sellers’ Knowledge, threatened Actions arising under any Environmental Law with respect to or affecting any of the facilities of Elitech and/or any of its Subsidiaries, except for matters that would not reasonably be expected to have, individually or in the aggregate, an Elitech Material Adverse Effect.

(d) The Sellers have delivered to Nanogen copies of any existing material reports, studies, analyses, tests or monitoring relating to the environmental condition of any of Elitech’s or its Subsidiaries’ facilities since January 1, 2006.

3.19 Related Party Transactions. Except as disclosed in Section 3.19 of the Elitech Disclosure Schedule, there are no Material Contracts of any kind, written or oral, entered into by Elitech or any of its Subsidiaries with, or for the benefit of, any officer, director, employee or shareholder of Elitech or any of its Subsidiaries or, to the Sellers’ Knowledge, any Affiliate or the immediate family of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, copies of which have been made available to Nanogen, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Elitech benefit plans, copies of which have been made available to Nanogen. To the Knowledge of the Sellers, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which Elitech or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with Elitech or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than 5% of the outstanding stock of such company).

3.20 Insurance.

(a) Section 3.20 of the Elitech Disclosure Schedule sets forth (i) a list of each insurance policy which covers Elitech or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Elitech Policies”) and (ii) a list of all pending claims and the claims history for Elitech and each Subsidiary during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). To the Sellers’ Knowledge, there are no pending claims under any of such Elitech Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b) To the Sellers’ Knowledge, all Elitech Policies are issued by an insurer that is financially sound and reputable, are in full force and effect, and are enforceable in accordance with their terms.

(c) All premiums due under the Elitech Policies have been paid in full or, with respect to premiums not yet due, accrued. As of the date of this Agreement, neither Elitech nor any of its Subsidiaries has received a written notice of cancellation of any material Elitech Policy or of any material changes that are required in the conduct of the business of Elitech or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Elitech Policy. To the Seller’s Knowledge, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any material Elitech Policy or entitle any insurer to terminate or cancel any such

Elitech Policy. The Sellers have no Knowledge of any threatened termination of, or material premium increase with respect to, any material Elitech Policy, and none of such Elitech Policies provides for retroactive premium adjustments.

3.21 Books and Records. The books, records and accounts of Elitech and its Subsidiaries accurately and fairly reflect in all material respects, and in reasonable detail, the transactions and the assets and Liabilities of Elitech and its Subsidiaries. Neither Elitech nor any of its Subsidiaries has engaged in any material transaction, maintained any bank account or used any of the funds of Elitech or any of its Subsidiaries other than transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business, of which true and complete copies have been delivered to Nanogen prior to the date of this Agreement. The stock transfer register (registres des mouvements de titres), stockholders’ individual accounts (comptes d’actionnaires), the shareholders’ minute book (registre des procès-verbaux des assemblées générales), the supervisory board’s minute book (registre des procès-verbaux du conseil de surveillance), the president’s decision book (registre des décisions du Président) and all attendance sheets to the shareholders’ and supervisory board’s meetings of Elitech and its Subsidiaries are correct and complete in all material respects, and have been maintained in accordance with sound business practices. There are no resolutions or other actions of the shareholders, the supervisory board or any committee of the supervisory board other than as disclosed in the records of the meetings.

3.22 Product Warranty.

(a) There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed (“Products”), or any services rendered, by Elitech or any of its Subsidiaries, beyond that set forth in the standard conditions of sale or service, copies of which have been provided to Nanogen.

(b) To the Sellers’ Knowledge, each Product manufactured, sold, distributed, provided, shipped or licensed, or service rendered, by Elitech or any of its Subsidiaries has been in conformity with all material applicable contractual commitments and warranties. To the Sellers’ Knowledge, there are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products, and such Products are not toxic in excess of generally accepted industry standards applicable to such Products when used in accordance with their intended use. To the Sellers’ Knowledge, each Product that has been manufactured, sold, distributed, provided, shipped or licensed prior to Closing contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.

3.23 Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of Elitech or the Sellers who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, except BNP. Elitech has provided a true and complete copy of Elitech’s Contract with BNP to Nanogen. No claim exists or will exist against Elitech or any of its Subsidiaries or, based on any action by Elitech or any of its Subsidiaries, against Nanogen for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

3.24 No Illegal Payments. None of Elitech, any of its Subsidiaries or, to the Knowledge of the Sellers, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, within the five years preceding the date of this Agreement, on behalf of or with respect to Elitech or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which Elitech, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”

3.25 Suppliers and Customers. Section 3.25 of the Elitech Disclosure Schedule sets forth (a) the names of the ten (10) suppliers with the greatest Euro volume of sales to Elitech and its Subsidiaries in the fiscal years ended March 31, 2007 and 2008; (b) each supplier who constitutes a sole source of supply, or is otherwise material, to Elitech and its Subsidiaries; and (c) the names of the ten (10) customers with the greatest Dollar volume of purchases from Elitech and its Subsidiaries in the fiscal years ended March 31, 2007 and 2008. To the Sellers’ Knowledge, the relationship of Elitech and its Subsidiaries with each such supplier and customer listed on Section 3.25 of the Elitech Disclosure Schedule are good commercial working relationships. To the Sellers’ Knowledge, no such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with Elitech and its Subsidiaries. Neither Elitech nor any of its Subsidiaries has received written notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with Elitech or such Subsidiary or materially limit its services, supplies or materials to Elitech or such Subsidiary, as a result of the Acquisition or otherwise.

3.26 Seller Representations and Covenants. Each Seller represents, warrants and covenants to Nanogen as of the date hereof, and as of the Closing, and covenants to Nanogen, as follows:

(a) Seller has, and will transfer to Nanogen pursuant to this Agreement, good and marketable title to the number of Elitech Shares set forth next to his/her/its name in Section 3.2(b) of the Elitech Disclosure Schedule and to all of the rights afforded thereby, free and clear of all Liens.

(b) Seller, if an individual, and any respective representatives for the purpose hereof, have the full capacity and authority required to enter into this Agreement and any other documents contemplated hereby and to transfer, assign and deliver the Elitech Shares they own as provided in the Agreement.

(c) Seller, if a legal entity or an investment fund, has the full corporate power and authority required to enter into this Agreement and to transfer, assign and deliver the Elitech Shares it owns as provided in the Agreement. The execution and delivery of the Agreement and the consummation by them of the transactions contemplated hereby have been duly authorized by their respective competent corporate bodies.

(d) The execution and delivery of this Agreement by such Seller do not, and the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which such Seller is a party, (B) of which such Seller is a beneficiary or (C) by which such Seller or any of its assets is bound, (ii) violate or conflict with any Law, Authorization or Order applicable to such Seller, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iii) result in the creation of any Liens on such Seller’s Elitech Shares.

(e) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be made, obtained, performed or given to or with respect to such Seller in connection with the execution and delivery of this Agreement and the consummation of the Acquisition.

(f) Assuming due authorization, execution and delivery by Nanogen, this Agreement constitutes a valid obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (i) Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

3.27 Disclaimer of Additional Representations. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO ELITECH SHARES, ELITECH OR ANY OTHER MATTER, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, HABITABILITY, WORKMANSHIP, PROFITABILITY, FUTURE PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. ALL OF SUCH ADDITIONAL REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, THE PURCHASE AND SALE OF ELITECH SHARES IS BEING MADE ON AS “AS IS, WHERE IS” BASIS AND WITHOUT RECOURSE TO SELLERS WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NANOGEN

Except as set forth in the Nanogen SEC Reports or the disclosure schedule dated and delivered as of the date hereof by Nanogen to Elitech (the “Nanogen Disclosure Schedule”), which is being concurrently delivered to Elitech in connection herewith and is designated therein as being the Nanogen Disclosure Schedule, Nanogen represents and warrants to Elitech that the statements contained in this Article IV are true and correct. The Nanogen Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV. Each exception to a representation and warranty set forth in the Nanogen Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Nanogen Disclosure Schedule, and no other representation or warranty; provided, however, that notwithstanding the foregoing any information disclosed herein under any section number shall be deemed disclosed and incorporated into any other sections, schedules or exhibits under the Agreement where such disclosure would be relevant, if it is reasonably apparent from the information disclosed that it is relevant to such other sections, schedules or exhibits under the Agreement, whether or not repeated under any section number where disclosure might be deemed relevant.

4.1 Organization and Good Standing. Nanogen is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect. Nanogen has delivered to Elitech prior to the date of this Agreement true and complete copies of its Charter Documents. Such Charter Documents are in full force and effect and Nanogen is not in default of any provision thereunder.

4.2 Capitalization.

(a) The authorized capital stock of Nanogen consists of 245,000,000 shares of Nanogen Common Stock, of which 77,057,153 shares of Nanogen Common Stock are issued and outstanding as of the date hereof, and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Nanogen Preferred Stock”), of which no shares of Nanogen Preferred Stock are issued and outstanding as of the date hereof. All issued and outstanding shares of Nanogen Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws.

(b) Nanogen has duly reserved (i) 15,368,179 shares of Nanogen Common Stock for issuance pursuant to the Amended and Restated 1997 Stock Incentive Plan, of which options to purchase 12,975,392 shares and share awards of 321,647 of Nanogen Common Stock are outstanding as of the date hereof and 2,071,140 shares remain available for issuance thereunder, (ii) 2,396,084 shares of Nanogen Common Stock for issuance pursuant to the Epoch Biosciences, Inc. 2003 Stock Incentive Plan, of which options to purchase 1,986,841 shares and share awards of 22,500 of Nanogen Common Stock are outstanding as of the date hereof, and 386,743 shares remain available for issuance thereunder, (iii) 83,183, 258,581 and 24,600 shares of Nanogen Common Stock for future issuance pursuant to options assumed under the Epoch Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan -1991, Epoch Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan -1993 and the SynX Pharma, Inc. Stock Option Plan, respectively, and which are outstanding as of the date hereof, and (iv) 129,217 share are authorized for issuance under the Nanogen 2002 Stock Bonus Plan. The outstanding stock options and share awards identified in clauses (i), (ii) (iii) and (iv) of this Section 4.2 are referred to herein as the “Nanogen Stock Options.”

(c) Except for (i) the shares of Nanogen Common Stock outstanding as of the date hereof, (ii) the Nanogen Stock Options outstanding as of the date hereof and (iii) the other options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other Contracts that, directly or indirectly, could require Nanogen to issue, sell or otherwise cause to become outstanding shares of Nanogen Common Stock that are disclosed in Section 4.2(c)(iii) of the Nanogen Disclosure Schedule (the “Other Nanogen Purchase Rights”), Nanogen does not have outstanding securities of any kind. Except as set forth in the preceding sentence, Nanogen is not a party to any Contract obligating Nanogen, directly or indirectly, to issue additional securities.

(d) All outstanding Nanogen Stock Options and Other Nanogen Purchase Rights have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities Laws. All shares of Nanogen Common Stock subject to issuance upon exercise, conversion and/or exchange of Nanogen Stock Options and Other Nanogen Purchase Rights, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(e) No Nanogen Stock Option or Other Nanogen Purchase Right will by its terms require an adjustment in connection with the Acquisition. Neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by Nanogen in connection with such transactions, will result in (i) any acceleration of exercisability or vesting (including any right to acceleration of vesting that is contingent upon the occurrence of a subsequent event) in favor of any holder of any Nanogen Stock Option, (ii) any additional benefits for any holder of any Nanogen Stock Option or (iii) any lapse of restrictions as to any shares of Nanogen Common Stock that are subject to vesting and a repurchase option in favor of Nanogen.

(f) None of the shares of Nanogen Common Stock, Nanogen Stock Options or Other Nanogen Purchase Rights were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements. Nanogen is not a party to any shareholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities and to the knowledge of Nanogen, there are no such agreements, trusts or arrangements to which Nanogen is not a party.

(g) Except for the repurchase at cost of shares of Nanogen Common Stock from employees of Nanogen and its Subsidiaries in connection with the termination of their employment, Nanogen has not repurchased or otherwise reacquired any of its securities. The repurchase of any such securities was duly approved and authorized by the board of directors and complied in all respects with applicable Law, and Nanogen has no liability, contingent or otherwise, to make any payments with respect to any such repurchased securities. There are no obligations, contingent or otherwise, of Nanogen to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of Nanogen’s securities.

(h) Nanogen does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(i) Nanogen does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

4.3 Subsidiaries of Nanogen.

(a) The Nanogen Disclosure Schedule contains a true and complete list of the Subsidiaries of Nanogen and sets forth with respect to each such Subsidiary the jurisdiction of formation. The outstanding shares of capital stock of each Subsidiary of Nanogen have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Nanogen or another Subsidiary of Nanogen free and clear of all Liens.

(b) Each Subsidiary of Nanogen is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own or lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect.

(c) Other than the shares of capital stock owned by Nanogen or a Subsidiary of Nanogen, no Subsidiary of Nanogen has outstanding securities of any kind. No Subsidiary of Nanogen is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities.

(d) No Subsidiary of Nanogen has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e) Other than the Subsidiaries set forth in the Nanogen Disclosure Schedule, neither Nanogen nor any Subsidiary of Nanogen, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity, or to provide funds to or make any investment.

4.4 Authority and Enforceability.

(a) Nanogen has the requisite power and authority to enter into this Agreement and, subject in the case of the consummation of the Acquisition to the Nanogen Shareholder Approval, to perform its obligations hereunder. The execution and delivery of this Agreement by Nanogen and the consummation by Nanogen of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Nanogen, subject in the case of the consummation of the Acquisition to the Nanogen Shareholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Nanogen Common Stock at a duly convened meeting of the shareholders of Nanogen (the “Nanogen Shareholders”) to adopt this Agreement and approve the Acquisition and the issuance of the shares of Nanogen Common Stock pursuant to the Acquisition (the “Nanogen Shareholder Approval”) is the only vote of the holders of any class of capital stock or other security necessary in connection with the Acquisition. This Agreement has been duly executed and delivered by Nanogen and, assuming due authorization, execution and delivery by Elitech, constitutes the valid and binding obligation of Nanogen, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) The board of directors of Nanogen has, by the unanimous vote of all directors then in office, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Acquisition is advisable and in the best interests of the Nanogen Shareholders and (iii) resolved to recommend that the Nanogen Shareholders adopt this Agreement and approve the Acquisition and the issuance of the Acquisition consideration (the “Nanogen Stock Issuance”) and directed that the Nanogen Stock Issuance be submitted to the Nanogen Shareholders for approval. Such resolutions have not been rescinded and are in full force and effect.

4.5 No Conflict; Authorizations.

(a) The execution and delivery of this Agreement by Nanogen do not, and the performance by Nanogen of its obligations hereunder and the consummation by Nanogen of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of the Charter Documents of Nanogen or any of its Subsidiaries, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which Nanogen or any of its Subsidiaries is a party, (B) of which Nanogen or any of its Subsidiaries is a beneficiary or (C) by which the Nanogen or any of its Subsidiaries or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to Nanogen or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by Nanogen or any of its Subsidiaries, except for any such violations, conflicts, defaults and events referred to in clause (ii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (iii) and (iv) that would not reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect. Section 4.5(a) of the Nanogen Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which Nanogen or any of its Subsidiaries is a party (collectively, “Nanogen Consents”) in order to preserve all rights of, and benefits to, Nanogen and its Subsidiaries thereunder.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be made, obtained, performed or given to or with respect to

Nanogen or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Acquisition, except for (i) such filings as may be required under the Antitrust Laws, (ii) the filing with the SEC of the Form S-4 Registration Statement, the Proxy Statement and such reports under Sections 13, 15(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) such Authorizations, Orders, registrations, declarations and filings the failure to be made, obtained, performed or given would not reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect.

4.6 SEC Filings; Financial Statements.

(a) Nanogen has filed all material forms, reports and documents required to be filed by it with the SEC since January 1, 2006 (collectively, the “Nanogen SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) each Nanogen SEC Report complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and (ii) none of the Nanogen SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Nanogen SEC Reports (the “Nanogen Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Nanogen and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments which would not reasonably be expected to be, individually or in the aggregate, material to Nanogen and its Subsidiaries taken as a whole). The most recent unaudited balance sheet of Nanogen contained in the Nanogen SEC Reports as of March 31, 2008 is hereinafter referred to as the “Nanogen Balance Sheet” and the date thereof is hereinafter referred to as the “Nanogen Balance Sheet Date.”

(c) Nanogen has established and maintained internal controls over financial reporting which provide for reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Other than as set forth in the Nanogen SEC Reports or in Section 4.6(c) of the Nanogen Disclosure Schedule, to Nanogen’s Knowledge, there are no significant deficiencies or material weaknesses in the design or operation of Nanogen’s internal controls which could adversely affect Nanogen’s ability to record, process, summarize and report financial data. There is no fraud, whether or not material, that involves management or other employees who have a significant role in Nanogen’s internal controls.

(d) Nanogen is in compliance with (i) the applicable provisions of SOX and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

4.7 No Undisclosed Liabilities. To Nanogen’s Knowledge, Nanogen and its Subsidiaries have no Liabilities, except (a) those which are adequately reflected or reserved against in the Nanogen Balance Sheet, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Nanogen Balance Sheet Date and which would not reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect. Neither Nanogen nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Nanogen and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a)(iv) of Regulation S-K)).

4.8 Taxes.

(a) Each of Nanogen and its Subsidiaries has timely filed (or has had filed on their behalf) all Tax Returns required to have been filed by or with respect to Nanogen or such Subsidiary and will timely file all Tax Returns due between the date hereof and the Closing Date. All Taxes owed by Nanogen and each Subsidiary of Nanogen (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid), except for Taxes that would not reasonably be expected individually or in the aggregate to result in an Nanogen Material Adverse Effect. Each of Nanogen and its Subsidiaries has adequately provided for, in its books of account and related records, all Liability for all unpaid Taxes, being current Taxes not yet due and payable.

(b) The Nanogen Disclosure Schedule indicates those Tax Returns that have been audited within the three year period proceeding the date hereof and those Tax Returns that currently are the subject of audit. Except as set forth in the Nanogen Disclosure Schedule there is no material Action now pending or threatened against or with respect to Nanogen or any of its Subsidiaries in respect of any Tax or any assessment or deficiency. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Nanogen. Nanogen has delivered to Nanogen correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Nanogen or any of its Subsidiaries since January 1, 2006.

(c) Neither Nanogen nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise. Neither Nanogen nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

4.9 Compliance with Law; Authorizations.

(a) Each of Nanogen and its Subsidiaries has complied in all material respects with each, and is not in violation in any material respect of, and has not received any notices with respect to any violation of, any applicable Law to which Nanogen or any of its Subsidiaries or its business, operations, assets or properties are or have been subject.

(b) Each of Nanogen and its Subsidiaries owns, holds or lawfully uses in the operation of its business all material Authorizations which are necessary for it to conduct its business as currently conducted or for the ownership and use of the assets owned or used by Nanogen or such Subsidiary in the conduct of its business free and clear of all Liens, except where the failure to own, hold, possess or lawfully use any such Authorizations would not reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

(c) To Nanogen’s Knowledge, no Person other than Nanogen or one of its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any material Authorization which Nanogen or any of its Subsidiaries owns, possesses or uses in the operation of its business as now conducted.

4.10 Condition of Tangible Assets. To Nanogen’s Knowledge, all buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by Nanogen or any of its Subsidiaries are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and ordinary course of business and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.

4.11 Real Property.

(a) Neither Nanogen nor any of its Subsidiaries own any real property or interests in real property in fee. The Nanogen Disclosure Schedule contains a list of all material real property and interests in real property leased by Nanogen or any of its Subsidiaries (the “Nanogen Leased Real Property”). The Nanogen Leased Real Property listed on the Nanogen Disclosure Schedule includes all interests in real property used in or necessary for the conduct of the businesses and operations of Nanogen and its Subsidiaries as currently conducted.

(b) With respect to Nanogen Leased Real Property, Nanogen has delivered to Elitech a true and complete copy of every material lease and sublease pursuant to which Nanogen or any Subsidiary of Nanogen is a party or by which any of them is bound (each, a “Nanogen Lease”). Each Nanogen Lease is in full force and effect. Neither Nanogen nor any of its Subsidiaries is in default under any such Nanogen Lease and, to Nanogen’s Knowledge, no other party thereto is in default under any such Nanogen Lease.

(c) Neither Nanogen nor any of its Subsidiaries has received at any time since January 1, 2006 written notice from any Governmental Entity or other Person that Nanogen Leased Real Property does not comply in all material respects with all applicable material building and zoning codes, deed restrictions, ordinances and rules. There are no pending or, to Nanogen’s Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of Nanogen Leased Real Property which do or may adversely effect the current use or occupancy thereof.

(d) No Person other than Nanogen or a Subsidiary of Nanogen is in possession of any of Nanogen Leased Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than Nanogen or a Subsidiary of Nanogen the right of use or occupancy of Nanogen Leased Real Property or any portion thereof.

4.12 Intellectual Property.

(a) Section 4.12(a) of the Nanogen Disclosure Schedule lists (i) all patents and patent applications, registered trademarks, registered copyrights and registered domain names included in the Intellectual Property owned by Nanogen or its Subsidiaries (“Nanogen Intellectual Property”), including the jurisdictions in which each such Nanogen Intellectual Property rights have been issued or registered or in which any application for such issuance and registration has been filed; (ii) all licenses and other agreements to which Nanogen is a party and pursuant to which any person is authorized to use any Nanogen Intellectual Property, except for Nanogen or its Subsidiaries’ standard agreements with its customers or resellers for Nanogen’s or its Subsidiaries’ products or services; and (iii) all licenses and other agreements as to which Nanogen is a party and pursuant to which Nanogen is authorized to use any third-party Intellectual Property (“Nanogen Third-Party Intellectual Property”) that is incorporated in any Nanogen Product, except for licenses and other agreements that are available to and used by businesses generally.

(b) Nanogen and its Subsidiaries own all Nanogen Intellectual Property that is necessary for the business of Nanogen and its Subsidiaries as currently conducted by Nanogen and its Subsidiaries. To Nanogen’s Knowledge, Nanogen and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all Nanogen Third-Party Intellectual Property that is necessary for the business of Nanogen and its Subsidiaries as currently conducted by Nanogen and its Subsidiaries, except as would not reasonably be expected to result in a Nanogen Material Adverse Effect.

(c) To Nanogen’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Nanogen Intellectual Property by any third-party, except as would not reasonably be expected to result in a Nanogen Material Adverse Effect.

(d) Nanogen is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license or other material agreement relating to Nanogen Intellectual Property.

(e) To Nanogen’s Knowledge, all patents, trademarks and copyrights held by Nanogen are valid and subsisting, except as would not reasonably be expected to result in a Nanogen Material Adverse Effect. Nanogen (i) has not been sued in any suit, action or proceeding (or received any written notice or, to Nanogen’s Knowledge, threat) which involves a claim of infringement or any patents, trademarks, copyrights or violation of any trade secret or other proprietary right of any third-party; and (ii) has not brought any action, suit or proceeding for infringement of Nanogen Intellectual Property or breach of any license or agreement involving Nanogen Intellectual Property against any third-party. To Nanogen’s Knowledge, the manufacturing, marketing, licensing, sale or other disposition of Nanogen’s Products do not infringe any Intellectual Property of any third party.

(f) Nanogen has secured valid written assignments from all consultants and employees who contributed to the creation or development of Nanogen Intellectual Property of the rights to such contributions that Nanogen does not already own by operation of law.

(g) To Nanogen’s Knowledge, Nanogen has taken all reasonably necessary steps to protect and preserve the confidentiality of all Nanogen Intellectual Property not otherwise protected by patents, patent applications or copyright (“Nanogen Confidential Information”).

(h) There are no actions that must be taken by Nanogen or any Subsidiary within 60 days of the Closing Date that, if not taken, will result in the loss of any material Nanogen Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office (or other equivalent bodies in foreign countries) actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Nanogen Intellectual Property.

4.13 Absence of Certain Changes or Events. Between the Nanogen Balance Sheet Date and the date of this Agreement:

(a) there has not been a Nanogen Material Adverse Effect;

(b) neither Nanogen nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

(c) neither Nanogen nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(d) neither Nanogen nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities except for the grant of Nanogen Stock Options and the issuance of shares of Nanogen Common Stock upon exercise of Nanogen Stock Options, in each case, in the ordinary course of business consistent with past practice;

(e) neither Nanogen nor any of its Subsidiaries has made any payment (except in the ordinary course of business) or materially increased any bonuses, salaries or other compensation or benefit payable or to become payable to any current or former stockholder, director, officer or employee, or entered into any material employment, severance or similar Contract with any current or former director, officer or employee;

(f) neither Nanogen nor any of its Subsidiaries has sold, leased, transferred or assigned any material property or assets of Nanogen or any of its Subsidiaries, except for the sale of inventory and the grant of licenses on a non-exclusive basis, in each case in the ordinary course of business consistent with past practice;

(g) neither Nanogen nor any of its Subsidiaries has incurred, assumed or guaranteed any Indebtedness, or materially modified the terms of any Indebtedness outstanding as of the Nanogen Balance Sheet Date;

(h) neither Nanogen nor any of its Subsidiaries has incurred any material Liability or created or assumed any Lien on any material asset, except for Permitted Liens;

(i) there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Nanogen or any of its Subsidiaries;

(j) there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of Nanogen or any of its Subsidiaries are subject, except for any such violations and conflicts that could not reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect;

(k) there has not been any material damage, destruction or loss with respect to the material property and assets of Nanogen or any of its Subsidiaries, whether or not covered by insurance;

(l) neither Nanogen nor any of its Subsidiaries has made any change in accounting practices;

(m) neither Nanogen nor any of its Subsidiaries has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; and

(n) neither Nanogen nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

4.14 Contracts.

(a) Except for Contracts currently in effect and disclosed in the Nanogen SEC Reports (“Nanogen Material Contracts”), there are no Contracts to which Nanogen or any of its Subsidiaries is a party or by which it or any of its properties or assets are bound that are of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. Neither Nanogen nor any of its Subsidiaries has entered into any material Contract with any Affiliate of Nanogen that is currently in effect other than Contracts that are disclosed in the Nanogen SEC Reports.

(b) Each Nanogen Material Contract is in full force and effect and valid and enforceable in accordance with its terms, except where any such failure to be in full force and effect and valid and enforceable would not reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect. Neither Nanogen nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without the giving of notice or lapse of time, or both, would constitute a default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Nanogen Material Contract, except where any such default would not reasonably be expected to have a Nanogen Material Adverse Effect, and neither Nanogen nor any of its Subsidiaries has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict in any material respect with or result in a violation or breach in any material respect of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Nanogen Material Contract.

(c) Nanogen has made available accurate and complete copies of each Nanogen Material Contract to Elitech.

4.15 Litigation. There is no Action pending or, to Nanogen’s Knowledge, threatened against or affecting Nanogen or any of its Subsidiaries, which would reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect or that challenges or seeks to prevent, enjoin or otherwise delay the Acquisition. There is no unsatisfied judgment, penalty or award against or affecting Nanogen or any of its Subsidiaries or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect.

4.16 Employee Benefits.

(a) A current, accurate and complete copy of each Nanogen Benefit Plan has been made available to Elitech. “Nanogen Benefit Plan” means any Benefit Plan which is sponsored, maintained or contributed to by Nanogen, any of its Subsidiaries or any Nanogen ERISA Affiliate, or with respect to which Nanogen, any of its Subsidiaries or any Nanogen ERISA Affiliate otherwise has any present or future Liability. “Nanogen ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, Nanogen or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

(b) Each Nanogen Benefit Plan is administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Nanogen Benefit Plan. Each Nanogen Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a)

of the Code (a “Nanogen Pension Plan”), has been determined by the Internal Revenue Service to be so qualified. No Nanogen Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c) None of Nanogen, any Subsidiary of Nanogen or any Nanogen ERISA Affiliate is, or has been, party to any “multi employer plan,” as that term is defined in Section 3(37) of ERISA.

(d) True and correct copies of the most recent annual report on Form 5500 for each Nanogen Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Nanogen Pension Plan have been made available to Elitech.

(e) With respect to each Nanogen Benefit Plan, as of the date hereof, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to Nanogen’s Knowledge, threatened against any Nanogen Benefit Plan, Nanogen, any Subsidiary of Nanogen, any Nanogen ERISA Affiliate or any trustee or agent of any Nanogen Benefit Plan.

(f) Each Nanogen Benefit Plan is, and its administration is and has been during the six year period preceding the date of this Agreement, in all material respects in compliance with, and none of Nanogen, any Subsidiary of Nanogen or any Nanogen ERISA Affiliate has received any claim or notice that any such Nanogen Benefit Plan is not in material compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(g) None of Nanogen, any Subsidiary of Nanogen and any Nanogen ERISA Affiliate is in default in any material respect in performing any of its contractual obligations under any of Nanogen Benefit Plans or any related trust agreement or insurance contract.

(h) There are no material outstanding Liabilities of any Nanogen Benefit Plan other than Liabilities for benefits to be paid to participants in any Nanogen Benefit Plan and their beneficiaries in accordance with the terms of such Nanogen Benefit Plan.

(i) The consummation of the Acquisition will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of Nanogen or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by Nanogen or any of its Affiliates to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) With respect to each Nanogen Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of Nanogen, any Subsidiary of Nanogen or any Nanogen ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(k) Each Nanogen Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by Nanogen, any Subsidiary of Nanogen or any Nanogen ERISA Affiliate as deductions under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code. All welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

(l) All Nanogen Benefit Plans covering employees of Nanogen or any of its Subsidiaries outside of the United States (the “Nanogen Foreign Plans”) have been operated in accordance, and are in compliance, in all material respects with their constituent documents and all applicable Laws. There are no material unfunded Liabilities under or in respect of the Nanogen Foreign Plans, and all contributions or other payments required to be made to or in respect of the Nanogen Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date.

4.17 FDA; Studies.

(a) Since the respective dates as of which information is set forth in the Nanogen SEC Reports, all of the descriptions of Elitech’s legal and governmental proceedings and procedures before the United States Food and Drug Administration (the “FDA”) or any other national, departmental, state or local governmental body exercising comparable authority are complete, true and correct in all material respects.

(b) The studies, tests and preclinical and clinical trials conducted by or on behalf of Nanogen and its Subsidiaries that are described in the Nanogen SEC Reports were and, if still pending, are (i) with respect to the foregoing conducted by employees of Nanogen or any of its Subsidiaries (“Nanogen Studies”), being conducted in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional scientific standards, in each case in all necessary respects and in all material respects; and (ii) with respect to the foregoing conducted on behalf of Nanogen or independently by others using Nanogen or any of its Subsidiaries’ technologies, products or product candidates (“Nanogen Independent Studies”), to Nanogen’s Knowledge, being conducted in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional scientific standards, in each case in all material respects.

(c) The descriptions of the results of the Nanogen Studies, and, to Nanogen’s Knowledge, the Nanogen Independent Studies, contained in the Nanogen SEC Reports are true and correct in all material respects.

(d) Except as disclosed in the Nanogen SEC Reports, neither Nanogen nor its Subsidiaries have received any notices or correspondence from the FDA, or any national, state or local governmental body exercising comparable authority requiring the termination, suspension or material modification of any of the Nanogen Studies or Nanogen Independent Studies.

4.18 Labor and Employment Matters.

(a) Neither Nanogen nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract. There have not been since January 1, 2006 and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of Nanogen or any of its Subsidiaries. There is no unfair labor practice, charge or complaint pending, unresolved or, to Nanogen’s Knowledge, threatened before the National Labor Relations Board.

(b) Each of Nanogen and its Subsidiaries has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Each of Nanogen and its Subsidiaries has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.

(c) Each of Nanogen and its Subsidiaries has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

4.19 Environmental.

(a) Nanogen is in compliance with, and is not subject to any liability under, any Environmental Law, except for matters that would not reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect. Nanogen has not received, at any time since January 1, 2006, any written notice or other communication from any Governmental Entity or any other Person regarding any actual, alleged or potential violation or failure to comply with any Environmental Law or any actual, alleged or potential obligation on the part of Nanogen to undertake, or to bear all or any portion of the cost of, any remedial action of any nature under any Environmental Law, except for matters that would not reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect.

(b) There are no pending or, to Nanogen’s Knowledge, threatened Actions arising under any Environmental Law with respect to or affecting any of the facilities of Nanogen and/or any of its Subsidiaries, except for matters that would not reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect.

(c) Nanogen has made available to Elitech copies of all material reports, studies, analyses, tests or monitoring relating to the environmental condition of any of Nanogen’s or its Subsidiaries’ facilities since January 1, 2006.

4.20 Related Party Transactions. There are no Contracts of any kind, written or oral, entered into by Nanogen or any of its Subsidiaries with, or for the benefit of, any officer, director or shareholder of Nanogen or, to the Knowledge of Nanogen, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been made available to Elitech and are listed on the Nanogen Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Nanogen Benefit Plans of which copies have been made available to Elitech. To the Knowledge of Nanogen, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which Nanogen or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with Nanogen or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). No officer or director of

Nanogen or any of its Subsidiaries or member of his or her immediate family or greater than 5% shareholder of Nanogen or, to the Knowledge of Nanogen, any Affiliate of any of them or any employee of Nanogen or any of its Subsidiaries is directly or indirectly interested in any Material Contract.

4.21 Insurance. All insurance policies, binders of insurance and fidelity bonds which cover Nanogen or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Nanogen Policies”) are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to Nanogen and its Subsidiaries following the Acquisition. Such Nanogen Policies provide adequate insurance coverage for Nanogen and its Subsidiaries and their respective businesses, properties, assets and employees, and are sufficient in all material respects for compliance with all Laws and Contracts to which Nanogen or any of its Subsidiaries is a party or by which it is bound. There are no material pending claims under any of such Nanogen Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

4.22 Opinion of Financial Advisor. The financial advisor to Nanogen, Cowen & Company, has delivered to Nanogen an opinion dated the date of this Agreement to the effect that the Acquisition Consideration (as defined in the opinion) is fair from a financial point of view to the Nanogen Shareholders.

4.23 Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of Nanogen or the Nanogen Shareholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, except Cowen & Company. Nanogen has provided a true and complete copy of Nanogen’s Contract with Cowen & Company to Elitech. No claim exists or will exist against Nanogen, any of its Subsidiaries or Elitech or, based on any action by Nanogen or any of its Subsidiaries, against Nanogen for payment of any “topping,” “break up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

4.24 No Illegal Payments. None of Nanogen, any of its Subsidiaries or, to the Knowledge of Nanogen, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, within the five years preceding the date of this Agreement, on behalf of or with respect to Nanogen or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which Nanogen, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”

4.25 Disclaimer of Additional Representations. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, NANOGEN MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO NANOGEN OR ANY OTHER MATTER, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, HABITABILITY, WORKMANSHIP, PROFITABILITY, FUTURE PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. ALL OF SUCH ADDITIONAL REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business by Elitech.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Elitech shall, and it shall cause each of its Subsidiaries to:

(i) carry on its business in the usual, regular and ordinary course in a manner consistent with past practice;

(ii) use its commercially reasonable efforts consistent with past practices and policies to preserve intact in all material respects its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; and

(iii) use its commercially reasonable efforts to cause all of the conditions to the obligations of Nanogen under this Agreement to be satisfied as soon as practicable following the date hereof.

(b) Except for actions or transactions commenced prior to the date of this Agreement and previously disclosed to Nanogen, as expressly provided in this Agreement, or in the ordinary course of business, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Elitech shall not, and it shall not permit any of its Subsidiaries to, without the prior written consent of Nanogen:

(i) adopt or propose any material amendment to the Charter Documents of Elitech or any of its Subsidiaries;

(ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;

(iii) (A) issue or authorize for issuance any securities, except the issuance of shares of Elitech Common Stock upon the exercise of Other Elitech Purchase Rights, or (B) make any change in any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities other than the repurchase at cost from employees of shares of Elitech Common Stock in connection with the termination of their employment pursuant to Elitech’s standard policies and consistent with past practice;

(iv) (A) other than pursuant to a written agreement or Elitech Benefit Plan disclosed in the Elitech Disclosure Schedule in the amount required thereunder, and other than payment of bonuses and increases in salaries or wage rates or fringe benefits to non-officer employees, contractors or consultants consistent with past practice, (1) materially modify the compensation or benefits payable or to become payable by Elitech or any of its Subsidiaries to any of its current or former directors, officers, employees, contractors or consultants, or (2) materially modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of Elitech or any of its Subsidiaries, or (B) enter into any employment (other than offer letters and letter agreements entered into consistent with past practice with employees who are terminable “at-will”), severance or termination agreement;

(v) establish, adopt, enter into, amend or terminate any Elitech Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of Elitech or any of its Subsidiaries, except as may be required by applicable law;

(vi) other than (A) sales of inventory, (B) the grant of Elitech licenses on a non-exclusive basis, (C) the sale of land and improvements currently contemplated by Wescor, Inc., and (D) other dispositions of property and assets that are not material, individually or in the aggregate, to Elitech and its Subsidiaries, taken as a whole, in each case consistent with past practice, sell, lease, transfer or assign any property or assets of Elitech or any of its Subsidiaries;

(vii) other than borrowings consistent with past practice, the financing of land and improvements currently contemplated by Wescor, Inc., participation in the interim financing of Nanogen as contemplated in this Agreement, or the financing of ordinary course trade payables consistent with past practice, (A) assume, incur or guarantee any material Indebtedness, other than endorsements for collection, or (B) modify the terms of any existing material Indebtedness in any material respect;

(viii) other than Permitted Liens and Liens granted pursuant to credit facilities existing on the date of this Agreement or in connection with borrowings and financings permitted under subparagraph (vii), pledge or permit to become subject to Liens any material properties or assets of Elitech or any of its Subsidiaries;

(ix) other than travel loans or advances consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

(x) cancel any debts or waive any claims or rights of substantial value;

(xi) other than consistent with past practice and/or as contemplated in Section 5.4, (A) materially amend, modify or terminate, or waive, release or assign any rights under, any Elitech Material Contract, or (B) enter into any Contract which, if entered into prior to the date hereof, would have been required to be set forth in Section 3.12 of the Elitech Disclosure Schedule;

(xii) acquire, or agree to acquire, from any Person any assets, operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with (A) capital expenditures set forth in Section 5.1(b)(xii) of the Elitech Disclosure Schedule permitted hereunder, (B) acquisitions of inventory and other tangible assets consistent with past practice, and (C) acquisitions of assets, operations, businesses or securities set forth in Section 5.1(b)(xii) of the Elitech Disclosure Schedule and other such acquisitions not to exceed €400,000 in the aggregate;

(xiii) settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to the release of claims and the monetary payment by Elitech or any of its Subsidiaries does not exceed $350,000 in the aggregate, or $250,000 in any individual case;

(xiv) amend any Other Elitech Purchase Right or authorize cash payments in exchange for the foregoing;

(xv) make any filings or registrations with any Governmental Entity, except routine filings and registrations;

(xvi) other than as required by Local GAAP (as advised by its regular independent accountants), make any material changes in its accounting methods, principles or practices;

(xvii) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

(xviii) take any action or omit to do any act within its reasonable control, which action or omission which is reasonably likely to result in any of the conditions to the Acquisition not being satisfied, except as may be required by applicable Law; or

(xix) agree, whether in writing or otherwise, to do any of the foregoing.

5.2 Conduct of Business by Nanogen.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Nanogen shall, and it shall cause each of its Subsidiaries to:

(i) carry on its business in the usual, regular and ordinary course in a manner consistent with past practice;

(ii) use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; and

(iii) use its commercially reasonable efforts to cause all of the conditions to the obligations of Nanogen under this Agreement to be satisfied as soon as practicable following the date hereof.

(b) Except as expressly provided in this Agreement, Nanogen shall not, and it shall not permit any of its Subsidiaries to, without the prior written consent of Elitech:

(i) adopt or propose any material amendment to the Charter Documents of Nanogen or any of its Subsidiaries;

(ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;

(iii) (A) issue or authorize for issuance any securities, except the grant of Nanogen Stock Options to newly hired non-officer employees in the ordinary course of business consistent with past practice or the issuance of shares of Nanogen Common Stock upon the exercise of Nanogen Stock Options or the grant of Nanogen Stock Options to non-officer employees for retention or incentive programs, or (B) make any change in any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities other than the repurchase at cost from employees of shares of Nanogen Common Stock in connection with the termination of their employment pursuant to Nanogen’s standard form of option/restricted shares agreement; provided that, notwithstanding the foregoing, Nanogen shall not require the consent of Elitech to restructure the Nanogen Convertible Notes in connection with the interim funding contemplated by Section 6.14 and 8.1(a)(ii)(D);

(iv) (A) other than pursuant to a written agreement or Nanogen Benefit Plan disclosed in Nanogen Disclosure Schedule in the amount required thereunder and other than payment of bonuses and increases in salaries or wage rates or fringe benefits to non-officer employees, contractors or consultants in the ordinary course of business consistent with past practice, (1) modify the compensation or benefits payable or to become payable by Nanogen or any of its Subsidiaries to any of its current or former directors, officers, employees, contractors or consultants, or (2) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of Nanogen or any of its Subsidiaries, or (B) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”, or the replacement of officer positions), severance or termination agreement;

(v) establish, adopt, enter into, amend or terminate any Nanogen Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of Nanogen or any of its Subsidiaries;

(vi) other than (A) sales of inventory, (B) the grant of Nanogen licenses on a non-exclusive basis, and (C) other dispositions of property and assets that are not material, individually or in the aggregate, to Nanogen and its Subsidiaries, taken as a whole, in each case in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any property or assets of Nanogen or any of its Subsidiaries;

(vii) other than borrowings in the ordinary course of business consistent with past practice pursuant to credit facilities existing on the date of this Agreement or the financing of ordinary course trade payables consistent with past practice, (A) assume, incur or guarantee any Indebtedness, other than endorsements for collection in the ordinary course of business, or (B) modify the terms of any existing Indebtedness in any material respect;

(viii) other than Permitted Liens and Liens granted pursuant to credit facilities existing on the date of this Agreement in connection with borrowings permitted under subparagraph (vii), pledge or permit to become subject to Liens any material properties or assets of Nanogen or any of its Subsidiaries;

(ix) other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

(x) cancel any debts or waive any claims or rights of substantial value;

(xi) other than in the ordinary course of business consistent with past practice, (A) materially amend, modify or terminate, or waive, release or assign any rights under, any Material Contract, or (B) enter into any Contract which, if entered into prior to the date hereof, would have been required to be set forth in Section 4.15 of the Nanogen Disclosure Schedule;

(xii) acquire, or agree to acquire, from any Person any assets, operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with (A) capital expenditures set forth in Section 5.2(b)(xii)

of the Nanogen Disclosure Schedule permitted hereunder, (B) acquisitions of inventory and other tangible assets in the ordinary course of business consistent with past practice, and (C) acquisitions of assets, operations, businesses or securities set forth in Section 5.2(b)(xii) of the Nanogen Disclosure Schedule and other such acquisitions not to exceed $250,000 in the aggregate;

(xiii) not settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to the release of claims and the monetary payment by Nanogen or any of its Subsidiaries does not exceed $350,000 in the aggregate or $250,000 in any individual case;

(xiv) amend any Nanogen Stock Option or Other Nanogen Purchase Right or authorize cash payments in exchange for any of the foregoing;

(xv) make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;

(xvi) other than as required by GAAP (as advised by its regular independent accountants), make any changes in its accounting methods, principles or practices;

(xvii) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

(xviii) take any action or omit to do any act within its reasonable control which action or omission which is reasonably likely to result in any of the conditions to the Acquisition not being satisfied, except as may be required by applicable Law; or

(xix) agree, whether in writing or otherwise, to do any of the foregoing.

5.3 Exclusivity.

(a) Subject to Section 5.3(b), until such time, if any, as this Agreement is terminated pursuant to Article VIII, except with respect to this Agreement and the transactions contemplated hereby, each of Elitech and the Elitech Shareholders, on the one hand, and Nanogen, on the other hand, agrees that it will not, and it will use its reasonable efforts to cause its Subsidiaries and its and their respective directors, officers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (i) initiate, solicit, knowingly encourage or seek any inquiries relating to or the making or implementation of any Third-Party Proposal; (ii) engage in any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person relating to a Third-Party Proposal; (iii) otherwise cooperate in or facilitate any effort or attempt to make, implement or accept a Third-Party Proposal; or (iv) enter into Contract with any Person relating to a Third-Party Proposal. Each of Elitech and the Elitech Shareholders, on the one hand, and Nanogen, on the other hand, will immediately cease, and will cause their respective Subsidiaries and Agents immediately to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Third-Party Proposal. Each of Elitech and the Elitech Shareholders, on the one hand, and Nanogen, on the other hand, will promptly notify the other party regarding any contact with any other Person regarding and Third-Party Proposal or any related inquiry. “Third-Party Proposal” means any Contract, proposal or offer (including any proposal or offer to the shareholders of Elitech or Nanogen, as the case may be) with respect to a proposed or potential Acquisition Transaction. “Acquisition Transaction” means, with respect to Elitech or Nanogen, as the case may be, (A) any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of such party and/or any of its Subsidiaries (which business or assets represent 10% or more of the consolidated revenues, net income or assets of such party and its Subsidiaries, taken as a whole), (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 10% or more of any class of securities of such party, (C) a merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving such party and/or any of its Subsidiaries (which Subsidiaries represent 10% or more of the consolidated revenues, net income or assets of such party and its Subsidiaries, taken as a whole), (D) the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 10% or more of the voting power or capital stock of such party and/or any of its Subsidiaries (which Subsidiaries represent 10% or more of the consolidated revenues, net income or assets of such party and its Subsidiaries, taken as a whole), or (E) any combination of the foregoing (other than the Acquisition).

(b) Notwithstanding any other provision of this Agreement, upon receipt by Nanogen or Nanogen’s board of directors of a Third-Party Proposal that did not result from a breach of Section 5.3(a), Nanogen and its Representatives may participate in discussions or negotiations with, and furnish information to, the Person making such Third-Party Proposal (and its Representatives) if either (i) the board of directors of Nanogen determines in good faith, after consultation with its financial advisor, that such Third-Party Proposal constitutes or is reasonably likely to lead to a Superior Proposal, or (ii) the board of directors of Nanogen determines in good faith, after consultation with its counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with the directors’ fiduciary duties to Nanogen’s shareholders under applicable Law.

(c) For purposes of this Agreement, a “Superior Proposal” means any bona fide Third-Party Proposal on terms that the board of directors of Nanogen determines (after consultation with its financial advisor) are more favorable to the Nanogen’s shareholders than as provided hereunder.

(d) Nothing contained in this Section 5.3 shall prohibit Nanogen from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to Nanogen’s shareholders if, in the good faith judgment of Nanogen’s board of directors failure so to disclose would be inconsistent with its obligations under applicable Law.

5.4 Elitech Pre-Closing Restructuring.

(a) Notwithstanding any other provision of this Agreement, prior to the Closing, Elitech shall use its reasonable efforts to, (i) cause Elitech France SAS to transfer the assets and liabilities constituting its biology and pharmacology products manufacturing and marketing operations at Signes, France, to Seppim SAS or another Elitech Affiliate, and (ii) dispose of the businesses or assets constituting Elitech France SAS and InoDiag SA, through a corporate restructuring, dividend to its shareholders or otherwise (collectively, the “Elitech Restructuring”) in a manner reasonably satisfactory to Nanogen.

(b) Elitech shall keep Nanogen advised as to the terms and status of the Elitech Restructuring and shall provide Nanogen with drafts of the documentation and other material related to the Elitech Restructuring that Nanogen shall reasonably request.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Nanogen shall prepare and file with the SEC a Proxy Statement relating to the meeting of the Nanogen Shareholders (the “Nanogen Shareholders’ Meeting”) to be held to consider the adoption of this Agreement, the approval of the Acquisition, and the Nanogen Stock Issuance, and (ii) Nanogen shall prepare and file with the SEC the Form S-4 Registration Statement (including any amendments or supplements thereto, the “Form S-4 Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Nanogen Common Stock to be issued to the Elitech Shareholders pursuant to the Acquisition. Each of Elitech, the Elitech Shareholders and Nanogen shall use their commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement to comply with the rules an regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable. Each of Elitech, the Elitech Shareholders and Nanogen shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Form S-4 Registration Statement and Proxy Statement. Nanogen will cause the Proxy Statement to be mailed to Nanogen’s Shareholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Nanogen and Elitech shall also promptly file, use its commercially reasonable efforts to cause to become effective as promptly as practicable and, if required, mail to Nanogen’s Shareholders any amendment to the Form S-4 Registration Statement or proxy Statement that becomes necessary after the date the Form S-4 Registration Statement is declared effective.

(b) Nanogen shall give Elitech and its counsel a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or Form S-4 Registration Statement prior to filing any amendment or supplement with the SEC. Nanogen shall provide Elitech and its counsel with any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement and Form S-4 Registration Statement promptly after receipt of those comments or other communications.

(c) The information supplied by Elitech, the Elitech Shareholders and Nanogen, as applicable, for inclusion in the Form S-4 Registration Statement and the Proxy Statement shall not, (i) at the time the Form S-4 Registration Statement is declared effective, (ii) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Nanogen Shareholders, or (iii) at the time of the Nanogen Shareholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to Elitech and its Subsidiaries, in the case of Elitech, or to Nanogen and its Subsidiaries, in the case of Nanogen, or their respective officers or directors, should be discovered by Elitech or Nanogen that should be set forth in an amendment or a supplement to the Form S-4 Registration Statement or Proxy Statement so that any of such documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, Elitech or Nanogen, as applicable, shall promptly inform the other party.

6.2 Meeting of Nanogen Shareholders.

(a) Nanogen shall take all action necessary under all applicable laws and its Charter Documents to call, convene and hold a meeting of its shareholders to consider the adoption of this Agreement, the approval of the Acquisition, and the Nanogen Stock Issuance.

(b)(i) Except to the extent expressly permitted by Section 5.3(d), the board of directors of Nanogen shall recommend that the Nanogen Shareholders vote in favor of the adoption of this Agreement, the approval of the Acquisition, and the Nanogen Stock Issuance and (ii) the Proxy Statement shall each include a statement that except to the extent expressly permitted by Section 5.3(d), the board of directors of Nanogen has recommended that the Nanogen Shareholders vote in favor of the adoption of this Agreement, the approval of the Acquisition, and the Nanogen Stock Issuance.

6.3 Access to Information. Between the date of this Agreement and the Closing Date and upon reasonable advance notice, subject to the terms of the Confidentiality Agreement by and between Elitech and Nanogen dated November 2, 2007 (the “Confidentiality Agreement”), each of Elitech and Nanogen shall, and shall cause its Subsidiaries to, afford to the other party’s officers, directors, employees, accountants, counsel and other agents (“Representatives”) reasonable access to its properties, assets and records during the period prior to the Closing to obtain all information concerning its business as such other party may reasonably request. Upon reasonable advance notice, each of Elitech and Nanogen shall furnish to the other party all such documents and information with respect to itself and its Subsidiaries and copies of any working papers relating thereto as the other party may reasonably request. Nothing in this Section 6.3 shall require Elitech or Nanogen, as the case may be, to provide any access, or to disclose any information, if permitting such access or disclosing such information would (a) violate applicable Law, or (b) violate any of its obligations to any third-party with respect to confidentiality. Each of Elitech and Nanogen also will consult with the other party regarding its business on a regular basis.

6.4 Regulatory Approvals.

(a) Each of Elitech and Nanogen shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity required to be obtained or made by it for the consummation of the transactions contemplated hereby. Each party shall cooperate with and promptly furnish information to the other parties necessary in connection with any requirements imposed upon such other parties in connection with the consummation of the Acquisition. Each of Elitech and Nanogen shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary.

(b) Each of Elitech and Nanogen shall use its commercially reasonable efforts to obtain promptly any clearance required under the Antitrust Laws for the consummation of the Acquisition and the transactions contemplated hereby. Each of Elitech and Nanogen shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entities and shall comply promptly with any such inquiry or request. Each of Elitech and Nanogen shall give the other reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Entity regarding any Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Entity with respect to the Acquisition and the transactions contemplated by this Agreement.

(c) Each of Elitech and Nanogen shall instruct their respective counsel to cooperate with each other and use reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the Antitrust Laws and the expiration of any applicable waiting periods under the Antitrust Laws at the earliest practicable dates. Such reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of any Governmental Entity.

6.5 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Nanogen and Elitech. Thereafter, each of Nanogen and Elitech shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Acquisition or any of the other transactions contemplated by this Agreement without the prior consent of the other parties (such consent not to be unreasonably withheld or delayed); provided, however, that Nanogen may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by applicable Law or the rules of NASDAQ. Notwithstanding the foregoing, a party may make public statements in response to questions from the press, analysts, investors and make internal announcements to employees, so long as such statements and announcements are consistent with previous press releases or public statements made jointly by Elitech and Nanogen and do not violate the terms of the Confidentiality Agreement.

6.6 Indemnification.

(a) From and after the Closing, Nanogen shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or employee of Nanogen or Elitech or any of their respective Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim or Action that is based in whole or in part on, or arises in whole or in part out of, the fact that such Person is or was a director, officer or employee of Nanogen or Elitech or any of their respective Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such Persons are entitled to be indemnified or have the right to advancement of expenses as of the date of this Agreement by Nanogen or Elitech or any of their respective Subsidiaries pursuant to the Charter Documents and indemnification agreements of Nanogen or Elitech and their respective Subsidiaries, if any, in existence on the date hereof with any directors, officers and employees of Nanogen or Elitech and their respective Subsidiaries.

(b) For a period of six years after the Closing, the current directors’ and officers’ liability insurance policies maintained by Nanogen and Elitech shall be maintained in effect for the benefit of the Indemnified Parties with respect to claims arising from facts or events that occurred prior to the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that if the existing directors’ and officers’ liability insurance policies expire, are terminated or cancelled during such six-year period, Nanogen shall cause to be substituted therefor policies containing terms and conditions which are no less favorable to the former officers and directors of Nanogen and Elitech and their respective Subsidiaries only with respect to claims arising from facts or events that occurred prior to the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). In lieu of the foregoing, Nanogen may, prior to the Closing, purchase six-year “tail” coverage covering acts or omissions prior to the Closing Date on terms no less favorable to the directors and officers Nanogen and its respective subsidiaries than the existing policy of Nanogen and its respective subsidiaries.

(c) This Section 6.6 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Nanogen and its successors and assigns.

(d) In the event Nanogen or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Nanogen honor the indemnification obligations set forth in this Section 6.6.

6.7 Listing. Each of Nanogen and Elitech shall use its commercially reasonable efforts to cause the Nanogen Common Stock issuable under Article II to be authorized for listing on NASDAQ at or prior to the Closing Date, subject to official notice of issuance.

6.8 Consents. Each of Elitech and Nanogen shall, and shall cause each of their respective Subsidiaries to, use its reasonable efforts to obtain all Elitech Consents and Nanogen Consents, as applicable.

6.9 Corporate Governance.

(a) Board of Directors of Nanogen. On or prior to the Closing, the board of directors of Nanogen shall cause the number of directors that will comprise the full board of directors of Nanogen immediately following the Closing to be between five and nine and to set the initial number of directors at seven. Of the members of such board of directors, three shall be current directors of the board of directors of Nanogen as identified in Schedule 6.9(a), and four shall be directors designated by Elitech as identified in Schedule 6.9(a) or as communicated by Elitech to Nanogen subsequent to the date hereof but prior to Nanogen’s filing of the Proxy Statement contemplated by Section 6.1(a). The board of directors of Nanogen shall be divided into three classes, initially consisting of three directors, three directors and one director respectively, with directors serving staggered three-year terms and only one class of directors standing for election each year. No later than ten (10) Business Days prior to the date on which Nanogen commences solicitation of proxies for use at the Nanogen Shareholders’ Meeting, Elitech shall provide such information with respect to each Elitech designee as is required to be disclosed in the Proxy Statement. Nanogen and Elitech acknowledge that a majority of directors shall be “independent” within the meaning of the applicable NASDAQ rules (subject to any permitted cure period) and such “independent” directors shall be paid for service and granted stock options consistent with past Nanogen practice.

(b) Officers of Nanogen. At the Closing, the Chief Executive Officer of Elitech shall be the Chief Executive Officer of Nanogen, and otherwise the initial officers of Nanogen shall consist of such individuals as recommended by the Chief Executive Officer and approved by the board of directors of Nanogen.

6.10 Notification of Certain Matters. Between the date of this Agreement and the Closing Date, each of Elitech and Nanogen shall give prompt notice to the other party of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or would reasonably be expected to have an Elitech Material Adverse Effect or a Nanogen Material Adverse Effect, as applicable, (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (c) would reasonably be expected to result in the failure of any condition precedent to its obligations, (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Acquisition, (e) is a notice or other communication from any Governmental Entity in connection with the Acquisition, or (f) constitutes notice of any Action commenced relating to it or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or Section 4.16, as applicable; provided, however, that (i) the delivery of any notice pursuant to this Section 6.10 shall not prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (ii) disclosure by Elitech or Nanogen shall not be deemed to amend or supplement the Elitech Disclosure Schedule or the Nanogen Disclosure Schedule or constitute an exception to any representation or warranty.

6.11 Section 16 Compliance. Nanogen, Elitech and the Elitech Shareholders shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of Nanogen in connection with this Agreement by each individual who (a) is a director or officer of Elitech or (b) at the Closing will become a director or officer of Nanogen, to be exempt under Rule 16b-3 under the Exchange Act.

6.12 FIRPTA Certificate. Elitech shall prepare and deliver to Nanogen at the Closing a properly executed statement in a form reasonably satisfactory to Nanogen, for purposes of satisfying Nanogen’s obligations under Treasury Regulation Section 1.1445-2(c)(3) (the “FIRPTA Certificate”).

6.13 Elitech’s Auditors; Elitech Audited Financial Statements. Elitech will cause its management and its independent auditors to facilitate the preparation of and to prepare as soon as practicable after the date hereof audited consolidated financial statements consisting of the consolidated balance sheet of Elitech and its Subsidiaries as at March 31 for each of the past three fiscal years and the related statements of income and retained earnings, shareholders’ equity and cash flow, for the years then ended (the “Elitech Audited Financial Statements”) and any such financial statements of Elitech and its Subsidiaries (including pro forma financial information if required) as may be requested by Nanogen to enable Nanogen to comply on a timely basis with applicable United States federal securities Laws.

6.14 Additional Financing. During the period prior to the Closing, Elitech shall provide, and shall cause its Subsidiaries and their respective Representatives to provide, to Nanogen and to the Representatives of Nanogen, all cooperation that may be reasonably requested by Nanogen in connection with Nanogen’s or Elitech’s securing of any additional financing prior to or concurrently with the Closing (the “Additional Financing”), including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, and (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the securing of additional financing.

6.15 Restrictions on Transfers.

(a) Each Seller covenants and agrees for the benefit of Nanogen that, until the earlier of the termination of this Agreement or the Closing, Seller will not, directly or indirectly:

(i) sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, (A) any Elitech Shares or any interest therein, or (B) any Other Elitech Purchase Rights;

(ii) grant any powers of attorney or proxies or consents in respect of any of the Elitech Shares, deposit any of such Elitech Shares into a voting trust, or enter into a voting agreement with respect to such Elitech Shares; or

(iii) take any other action with respect to the Elitech Shares that would in any way restrict, limit, or interfere with the performance of Seller’s obligations hereunder or the transactions contemplated by this Agreement.

(b) Notwithstanding the foregoing, any Seller may assign or transfer Elitech Shares to any Permitted Transferee, provided, however, that the Seller shall require such Permitted Transferee to execute a joinder to this Agreement in form and substance satisfactory to Nanogen in which such Permitted Transferee agrees to be bound by all the terms and provisions of this Agreement. “Permitted Transferee” means (i) a Seller’s spouse, children, parents or siblings (collectively, “Family Members”), (ii) a Seller’s estate, (iii) any trust solely for the benefit of a Seller and/or any Family Member(s) and of which such Seller and/or any such Family Member(s) is the trustee or are the trustees, (iv) any partnership, corporation or limited liability company which is wholly owned and controlled by a Seller and/or any such Family Member(s), and (v) any other Seller or an Affiliate thereof previously disclosed to Nanogen in writing.

6.16 Termination of Other Elitech Purchase Rights. Elitech shall cause all Other Elitech Purchase Rights to be terminated or converted into, or exercised or exchanged for, shares of Elitech Common Stock.

6.17 Joinder Agreements. Elitech shall cause each Person who is not a party to this Agreement and who acquires Elitech Shares subsequent to the date hereof to become a party to this Agreement by executing a Joinder Agreement substantially in the form attached hereto as Exhibit B.

6.18 Lock-Up. The shares of Nanogen Common Stock held by each Seller shall be subject to a one year lock-up (the “Lock-Up Period”) whereby each Seller shall not sell, contract to sell, pledge, make any short sale or make any other disposition of, or grant any purchase option for the sale of, any shares of Nanogen Common Stock or any options or warrants to purchase shares of Nanogen Common Stock or any securities that are convertible into or exchangeable for, or represent the right to receive, shares of Nanogen Common Stock, whether now owned or hereafter acquired, owned directly by the Seller or with respect to which the Seller has beneficial ownership within the rules and regulations of the SEC, without first obtaining the written consent of Nanogen; provided, however, that one-third of such shares held by each Seller may be released and will not be subject to that Lock-Up Period on the date that is one hundred eighty (180) days following the Closing Date.

6.19 Change of Control Agreements. Nanogen shall use its reasonable best efforts to enter into an agreement with each of the Persons listed on Schedule 6.19 pursuant to which each such Person shall agree to waive, forego or otherwise amend (as reasonably satisfactory to Elitech) the rights available under any “change of control” or similar provisions contained in any Contract between such Person and Nanogen or any of its Subsidiaries.

6.20 Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Acquisition and the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Each Party’s Obligation to Effect the Acquisition. The obligations of Nanogen, Elitech and the Sellers to consummate the Acquisition are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) The Nanogen Shareholder Approval shall have been obtained.

(b) The waiting periods applicable to the consummation of the Acquisition under the Antitrust Laws, if any, shall have expired or been terminated, other than any such waiting periods the failure of which to be terminated or expire would not reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect or an Elitech Material Adverse Effect.

(c) Other than the filings provided for in Section 7.1(b), all Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the Acquisition shall have been obtained or made and shall be in full force and effect, other than those the failure to obtain or make which are not reasonably likely to have, individually or in the aggregate, a Nanogen Material Adverse Effect or an Elitech Material Adverse Effect.

(d) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Acquisition which makes the consummation of the Acquisition illegal.

(e) The Form S-4 Registration Statement shall have become effective under the Securities Act prior to the mailing of the Proxy Statement by Nanogen to its shareholders, and shall not be the subject of any stop order or proceedings seeking a stop order, and all necessary approvals under state securities laws or the Securities Act or the Exchange Act relating to the issuance of the Nanogen Common Stock shall have been received.

(f) The shares of Nanogen Common Stock issuable to the Elitech Shareholders as provided for in Article II shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(g) Either Nanogen or Elitech shall have secured or shall have entered into an agreement to secure Additional Financing in connection with or as soon as practicable after the Closing in an amount sufficient to provide the combined company with additional working capital in an amount of not less than ten million dollars ($10,000,000); and

(h) Nanogen’s modified earnings before interest, taxes, depreciation, and amortization, calculated consistent with past practice (“Modified EBITDA”), for the most recently completed fiscal quarter immediately preceding the Closing Date shall exceed Modified EBITDA as reported for the first quarter of 2008 by 50% or more.

7.2 Conditions to Obligations of Nanogen to Effect the Acquisition. The obligations of Nanogen to effect the Acquisition are subject to the satisfaction (or waiver by Nanogen in its sole discretion) of the following further conditions:

(a) The representations and warranties of Elitech set forth in this Agreement (except for the representations set forth in Sections 3.2, 3.4 and 3.5) shall have been true and correct at and as of the date hereof (without giving effect to any “Elitech Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases set forth therein) and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except where the failure of such representations and warranties to be true and correct (without giving effect to any “Elitech Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, an Elitech Material Adverse Effect. The representations and warranties set forth in Sections 3.2, 3.4 and 3.5 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date. Nanogen shall have received a certificate dated the Closing Date signed on behalf of Elitech by the president of Elitech to such effect.

(b) Elitech shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Nanogen shall have received a certificate signed on behalf of Elitech by the president of Elitech to such effect.

(c) Since the date of this Agreement, there shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, an Elitech Material Adverse Effect.

(d) Nanogen shall have received the Elitech Audited Financial Statements and the Elitech Audited Financial Statements shall not vary in any material respect from the Elitech Financial Statements, except to the extent required by the reconciliation to GAAP.

(e) All Other Elitech Purchase Rights shall have been terminated or converted into, or exercised or exchanged for, shares of Elitech Common Stock.

(f) Elitech shall have completed the Elitech Restructuring in a manner reasonably satisfactory to Nanogen.

(g) Elitech shall have entered into a distribution and supply agreement with Elitech France SAS, and Elitech shall have caused Elitech France SAS to enter into a distribution and supply agreement with Nanogen, pursuant to which each of Elitech and Nanogen will supply Products to Elitech France SAS for distribution post-Closing on terms reasonably satisfactory to each of Nanogen, Elitech and Elitech France SAS.

(h) Elitech shall have caused the owners of Elitech France SAS as a result of the Elitech Restructuring contemplated in Section 5.4(a) to enter into an agreement with Nanogen pursuant to which such owners shall grant to Nanogen a non-transferable option to purchase all, but not less than all, of the capital stock of Elitech France SAS for purchase consideration in an amount equal to (A) three million five hundred thousand Euros (€3,500,000), provided that such purchase is consummated on a date that does not exceed twenty-four (24) calendar months from the Closing Date, or (B) eight times Elitech France SAS’ earnings before interest, taxes, depreciation, and amortization calculated according to local GAAP consistent with past practice for the twelve-month period ending on the last day of the calendar month immediately preceding the month in which a notice of exercise is delivered by Nanogen pursuant to the agreement. The purchase option to be entered into pursuant to this Section 7.2(h) shall have a term of three years and shall automatically terminate upon a change of control of Nanogen, as such term would be defined in the agreement.

(i) Each Person who was not an original party to this Agreement and who has acquired Elitech Shares subsequent to the date hereof shall have become a party to this Agreement by executing a Joinder Agreement substantially in the form attached hereto as Exhibit B.

7.3 Conditions to Obligation of Elitech and the Sellers to Effect the Acquisition. The obligation of Elitech and the Sellers o effect the Acquisition is subject to the satisfaction (or waiver by Elitech in its sole discretion) of the following further conditions:

(a) The representations and warranties of Nanogen set forth in this Agreement (except for the representations set forth in Sections 4.2, 4.4 and 4.5) shall have been true and correct at and as of the date hereof (without giving effect to any “Nanogen Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases set forth therein) and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except where the failure of such representations and warranties to be true and correct (without giving effect to any “Nanogen Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Nanogen Material Adverse Effect. The representations and warranties set forth in Sections 4.2, 4.4 and 4.5 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date. Elitech shall have received a certificate dated the Closing Date signed on behalf of Nanogen by the president of Nanogen to such effect.

(b) Nanogen shall have performed or complied with in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Closing Date. Elitech shall have received a certificate signed on behalf of Nanogen by the president or Chief Financial Officer of Nanogen to such effect.

(c) Since the date of this Agreement, there shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, a Nanogen Material Adverse Effect.

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(i) by mutual written consent of Nanogen and Elitech;

(ii) by Nanogen or Elitech if:

(A) the Acquisition is not consummated on or before March 31, 2009; provided, however, that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order or other action is final and non-appealable;

(C) the Nanogen Shareholder Approval shall not have been obtained at the Nanogen Shareholders’ Meeting or any adjournment or postponement thereof;

(D) Nanogen shall have failed to enter into an agreement providing for interim funding in an amount not less than five million dollars ($5,000,000), excluding any interim funding provided by Elitech, within ten (10) Business Days of the date hereof. Nanogen represents and warrants to Elitech and the Sellers that such amount, combined with interim funding to be provided by Elitech in an amount not to exceed three million dollars ($3,000,000), constitutes Nanogen’s reasonable estimate of funds necessary to conduct its operations through Closing given forecast business activity including expected licensing transactions.

(iii) by Nanogen if:

(A) any condition to the obligations of Nanogen hereunder becomes incapable of fulfillment other than as a result of a breach by Nanogen of any covenant or agreement contained in this Agreement, and such condition is not waived by Nanogen;

(B) there has been a material breach by Elitech of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Elitech shall have become untrue, (i) in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied, and (ii) any such breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given to Elitech by Nanogen; or

(C) at any time prior to the Nanogen Shareholder Approval, if (1) a Superior Proposal is made to Nanogen, (2) Nanogen shall have provided at least two days’ prior written notice to Elitech stating (a) that it has received a Superior Proposal, (b) the terms and conditions of such Superior Proposal and the identity the Person making such Superior Proposal, and (c) that it intends to terminate this Agreement, and (3) Elitech shall not have, within such two day period, made an offer that the board of directors of Nanogen determines in its good faith judgment (after consultation with its financial advisor) to be at least as favorable to Nanogen and the Nanogen Shareholders as such Superior Proposal.

(iv) by Elitech if:

(A) any condition to the obligations of Elitech and the Sellers hereunder becomes incapable of fulfillment other than as a result of a breach by Elitech of any covenant or agreement contained in this Agreement, and such condition is not waived by Elitech;

(B) there has been a material breach by Nanogen of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Nanogen shall have become untrue, (i) in either case such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied, and (ii) any such breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given to Nanogen by Elitech; or

(C) the board of directors of Nanogen or any committee thereof, for any reason, shall have (1) failed to call or hold the Nanogen Shareholders’ Meeting in accordance with Section 6.2, (2) failed to include in the Proxy Statement distributed to the Nanogen Shareholders its recommendation that such shareholders approve the Nanogen Stock Issuance, (3) failed to reconfirm its recommendation that the Nanogen Shareholders approve the Nanogen Stock Issuance within twenty (20) Business Days of receipt of a written request from Elitech to do so (provided that Elitech shall not make any such request unless prior thereto a Person shall have made to Nanogen or the Nanogen Shareholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition Transaction with respect to Nanogen), (4) formally approved or recommended any Third-Party Proposal, or (5) failed to have sent to its security holders, within ten (10) Business Days after any tender or exchange offer relating to Nanogen Common Stock has been commenced by any third Person, a statement disclosing that the board of directors of Nanogen recommends rejection of such tender offer or exchange offer.

(b) The party desiring to terminate this Agreement pursuant to Section 8.1(a) (ii), (iii) or (iv) shall give written notice of such termination to the other parties hereto.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Elitech, Nanogen or their respective officers, directors, shareholders or Affiliates, except as set forth in Section 8.3 and Section 8.4; provided, however, that the provisions of Section 6.5, Section 8.3, Section 8.4, and Articles IX and X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Remedies. Any party terminating this Agreement pursuant to Section 8.1 shall have the right to recover damages sustained by such party as a result of any material breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 8.1. Payments made pursuant to Section 8.4 shall be in addition to any other rights, remedies and relief of the parties hereto or with respect to the subject matter of this Agreement.

8.4 Termination Fees. Nanogen shall pay to Elitech, by wire transfer of immediately available funds to an account designated by Elitech, a fee of two million three hundred thousand dollars ($2,300,000) (the “Elitech Termination Fee”) and reimburse all of Elitech’s costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby up to two hundred thousand dollars ($200,000) (the “Elitech Reimbursement Amount”) if this Agreement is terminated as follows:

(a) if Elitech terminates this Agreement pursuant to Section 8.1(a)(iv)(C), Nanogen shall pay Elitech the Elitech Termination Fee and the Elitech Reimbursement Amount in full on the Business Day following the date of such termination; or

(b) if Nanogen terminates this Agreement pursuant to Section 8.1(a)(iii)(C), Nanogen shall pay Elitech the Elitech Termination Fee and the Elitech Reimbursement Amount in full on the date of such termination.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Nanogen, to:

Nanogen, Inc.

10398 Pacific Center Court

San Diego, CA 92121

Attn: David Ludvigson

Facsimile: 858-410-4949

With a required copy to:

Morgan, Lewis & Bockius LLP

One Market, Spear Tower

San Francisco, California 94105

Attn: Scott D. Karchmer, Esq.

Facsimile: 415-442-1001

If to Elitech, to:

Financière Elitech SAS

12-12 bis, rue Jean Jaurès

92800 Puteaux France

Attn: Pierre Debiais

Facsimile: +33 (1) 41 45 07 19

With a required copy to:

Jackson Walker, L.L.P.

901 Main Street, Suite 6000

Dallas, Texas 75202

Attn: L. Scott Brown

Facsimile: 214-661-6869

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

9.2 Survival. The representations and warranties and covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Closing, except that the covenants and agreements set forth in Articles I, II, VI and this Article IX shall survive the Closing.

9.3 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after approval of the matters presented in connection with the Acquisition by the Nanogen Shareholders, no amendment or waiver shall be made which by Law requires further approval by the Nanogen Shareholders without such further approval.

(b) Notwithstanding the provisions of Section 9.3(a), each Seller has appointed, or by virtue of its approval of the Acquisition and execution of this Agreement hereby irrevocably appoints, Pierre Debiais as such Seller’s agent and attorney-in-fact for and behalf of each such Seller to take such actions required or permitted to be taken by him under this Agreement, including the exercise of the power to agree to, negotiate, and enter into amendments, settlements and compromises or waivers with respect to this Agreement or any term hereof, and Pierre Debiais hereby accepts such appointment. Nanogen shall be entitled to deal exclusively with Pierre Debiais on all matters relating to this Agreement and to rely conclusively, without further evidence of any kind whatsoever, on any such action taken by Pierre Debiais subsequent to the date hereof as fully binding upon such Seller.

(c) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given, and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

9.4 Fees and Expenses. Except as set forth in this Section 9.4 or Section 8.4, all fees and expenses incurred in connection with the Acquisition, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Acquisition is consummated. Each of Elitech and Nanogen shall bear and pay one-half of the costs and expenses incurred by Nanogen or Elitech (other than attorneys’ fees, accountants’ fees and related expenses) in connection with the filing, printing and mailing of the Form S-4 Registration Statement (including financial statements and exhibits), the Proxy Statement and any preliminary materials related thereto (including SEC filing fees).

9.5 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

9.6 Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.7 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the State of Delaware, County of New Castle, and (b) the United States District Court for the District of Delaware, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Process in any Action referred to in this Section 9.7 may be served on any party anywhere in the world. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the District of Delaware, or (ii) state courts sitting in the State of Delaware, County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.8 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

9.9 Third-Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Section 6.6 hereof, the Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third-party beneficiaries of such section and shall have the right to enforce such section in their own names.

9.10 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition. All exhibits and schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

9.11 Specific Performance. Nanogen and Elitech each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

ARTICLE X

DEFINITIONS

10.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 10.1, or in the applicable Section of this Agreement to which reference is made in this Section 10.1.

“$” means United States dollars.

“€” means Euro.

“Acquisition” has the meaning set forth in Section 1.1.

“Acquisition Consideration” has the meaning set forth in Section 2.1(b)(ii).

“Acquisition Transaction” has the meaning set forth in Section 5.3(a).

“Action” has the meaning set forth in Section 3.15(a).

“Additional Financing” has the meaning set forth in Section 6.14.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agent” has the meaning set forth in Section 5.3(a).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Antitrust Laws” has the meaning set forth in Section 3.5(b).

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City or Paris are authorized or required by Law to close.

“Charter Documents” has the meaning set forth in Section 3.1(a).

“Closing Date” has the meaning in Section 1.2.

“Closing Exchange Rate” has the meaning in Section 2.1(b)(ii)(B).

“Closing” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.5.

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Elitech” has the meaning set forth in the first paragraph of this Agreement.

“Elitech Audited Financial Statements” has the meaning set forth in Section 6.13.

“Elitech Balance Sheet Date” has the meaning set forth in Section 3.6(b).

“Elitech Balance Sheet” has the meaning set forth in Section 3.6(b).

“Elitech Common Stock” has the meaning set forth in Section 2.1(a).

“Elitech Common Stock Equivalents” has the meaning set forth in Section 2.1(a).

“Elitech Confidential Information” has the meaning set forth in Section 3.12(g).

“Elitech Consents” has the meaning set forth in Section 3.5(a).

“Elitech Disclosure Schedule” has the meaning set forth in the first paragraph of ARTICLE III.

“Elitech Financial Statements” has the meaning set forth in Section 3.6(a).

“Elitech Independent Studies” has the meaning set forth in Section 3.17(b).

“Elitech Intellectual Property” has the meaning set forth in Section 3.12(a).

“Elitech Lease” has the meaning set forth in Section 3.11(b).

“Elitech Leased Real Property” has the meaning set forth in Section 3.11(b).

“Elitech Material Adverse Effect” means any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other events, circumstances or effects that have occurred prior to the date of determination of the occurrence of the Elitech Material Adverse Effect, (a) is materially adverse to the condition (financial or otherwise), business, prospects, operations, or results of operations of Elitech and its Subsidiaries taken as a whole, (b) materially impairs the ability of Elitech to perform its obligations hereunder or (c) materially delays the consummation of the Acquisition; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, an Elitech Material Adverse Effect: (i) any changes affecting the industry in which Elitech and its Subsidiaries operate that do not have a disproportionate impact in any material respect on Elitech and its Subsidiaries, taken as a whole, (ii) any changes in general economic conditions or the capital markets that do not disproportionately impact in any material respect Elitech and its Subsidiaries, taken as a whole, (iii) the taking of any action required by this Agreement or to which Nanogen has given its written consent, or (iv) any changes or effects to the extent attributable to the announcement or the pendency of the transactions contemplated hereby, including disruption or loss of customer, business partner, supplier or employee relationships.

“Elitech Material Contracts” has the meaning set forth in Section 3.14(b).

“Elitech Policies” has the meaning set forth in Section 3.20(a).

“Elitech Reimbursement Amount” has the meaning set forth in Section 8.4.

“Elitech Restructuring” has the meaning set forth in Section 5.4(a).

“Elitech Shareholder” has the meaning set forth in Section 2.1(b).

“Elitech Shares” has the meaning in Section 1.1.

“Elitech Studies” has the meaning set forth in Section 3.17(b).

“Elitech Termination Fee” has the meaning set forth in Section 8.4.

“Elitech Third-Party Intellectual Property” has the meaning set forth in Section 3.12(a).

“Environmental Laws” has the meaning set forth in Section 3.18(a).

“ERISA” means the United States Federal Employee Retirement Income Security Plan of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.5(b).

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Family Members” has the meaning set forth in Section 6.15(b).

“FDA” has the meaning set forth in Section 4.17(a).

“FIRPTA Certificate” has the meaning set forth in Section 6.12.

“Form S-4 Registration Statement” has the meaning set forth Section 6.1(a).

“Fully Diluted Outstanding Equity of Elitech” has the meaning set forth in Section 2.1(b)(iii).

“Fully Diluted Outstanding Equity of Nanogen” has the meaning set forth in Section 2.1(b)(iv).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities and (g) any guaranty of any of the foregoing.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Knowledge” of a party or any similar phrase means, with respect to any fact or matter, the knowledge of such party or the directors and executive officers of such party after reasonable inquiry and, with respect to the Knowledge of the Sellers, also means the knowledge of such party after reasonable inquiry of the directors and executive officers of Elitech.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Liens” has the meaning set forth in Section 3.2(a).

“Liabilities” has the meaning set forth in Section 3.7.

“Local GAAP” has the meaning set forth in Section 3.6(b).

“Lock-Up Period” has the meaning set forth in Section 6.18.

“Modified EBITDA” has the meaning set forth in Section 7.1(h).

“Nanogen” has the meaning set forth in the first paragraph of this Agreement.

“Nanogen Balance Sheet Date” has the meaning set forth in Section 4.6(b).

“Nanogen Balance Sheet” has the meaning set forth in Section 4.6(b).

“Nanogen Benefit Plan” has the meaning set forth in Section 4.16(a).

“Nanogen Common Stock” has the meaning set forth in Section 2.1(b)(i).

“Nanogen Confidential Information” has the meaning set forth in Section 4.12(g).

“Nanogen Consents” has the meaning set forth in Section 4.5(a).

“Nanogen Convertible Notes” means Nanogen’s 6.25% Senior Convertible Notes and Nanogen’s 9.75% Senior Convertible Notes.

“Nanogen Disclosure Schedule” has the meaning set forth in the first paragraph of ARTICLE IV.

“Nanogen ERISA Affiliate” has the meaning set forth in Section 4.16(a).

“Nanogen Financial Statements” has the meaning set forth in Section 4.16(a).

“Nanogen Foreign Plans” has the meaning set forth in Section 4.16(l).

“Nanogen Intellectual Property” has the meaning set forth in Section 4.12(a).

“Nanogen Independent Studies” has the meaning set forth in Section 4.17(b).

“Nanogen Lease” has the meaning set forth in Section 4.11(b).

“Nanogen Leased Real Property” has the meaning set forth in Section 4.11(a).

“Nanogen Material Adverse Effect” means any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other events, circumstances or effects that have occurred prior to the date of determination of the occurrence of the Nanogen Material Adverse Effect, (a) is materially adverse to the condition (financial or otherwise), business, prospects, operations or results of operations of Nanogen and its Subsidiaries taken as a whole, (b) impairs the ability of Nanogen to perform its obligations hereunder or (c) delays the consummation of the Acquisition; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Nanogen Material Adverse Effect: (i) any changes affecting the industry in which Nanogen and its Subsidiaries operate that do not have a disproportionate impact in any material respect on Nanogen and its Subsidiaries, taken as a whole, (ii) any changes in general economic conditions or the capital markets that do not disproportionately impact in any material respect Nanogen and its Subsidiaries, taken as a whole, (iii) in and of itself, any change in the market price or trading volume of Nanogen Common Stock, (iv) in and of itself, a failure by Nanogen to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date, (v) the taking of any action required by this Agreement or to which Elitech has given its written consent, (vi) any changes or effects to the extent attributable to the announcement or the pendency of the transactions contemplated hereby, including disruption or loss of customer, business partner, supplier or employee relationships, (vii) any noncompliance with the terms of the Nanogen Convertible Notes or any agreement related thereto, (viii) any transfer of listing of Nanogen from NASDAQ, or (ix) or any change in the cash reserves of Nanogen.

“Nanogen Material Contracts” has the meaning set forth in Section 4.14(a).

“Nanogen Pension Plan” has the meaning set forth in Section 4.16(b).

“Nanogen Policies” has the meaning set forth in Section 4.21.

“Nanogen Preferred Stock” has the meaning set forth in Section 4.2(a).

“Nanogen SEC Reports” has the meaning set forth in Section 4.6(a).

“Nanogen Shareholder Approval” has the meaning set forth in Section 4.4(a).

“Nanogen Shareholders” has the meaning set forth in Section 4.4(a).

“Nanogen Shareholders’ Meeting” has the meaning set forth in Section 6.1(a).

“Nanogen Stock Issuance” has the meaning set forth in Section 4.4(b).

“Nanogen Stock Options” has the meaning set forth in Section 4.2(b).

“Nanogen Studies” has the meaning set forth in Section 4.17(b).

“Nanogen Third-Party Intellectual Property” has the meaning set forth in Section 4.12(a).

“Nanogen Voting Agreement” has the meaning set forth in the Recitals.

“NASDAQ” means the Nasdaq Global Market.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Other Elitech Purchase Rights” has the meaning set forth in Section 3.2(c).

“Other Nanogen Purchase Rights” has the meaning set forth in Section 4.2(c).

“Permitted Liens” means, with respect to any party, (i) Liens for current real or personal property taxes not yet due and payable and with respect to which such party maintains adequate reserves, (ii) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct such party’s or any of its Subsidiaries’ business in any material respect or the present or proposed use of the affected property, and (iii) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Permitted Transferee” has the meaning set forth in Section 6.15(b).

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Products” has the meaning set forth in Section 3.22(a).

“Proxy Statement” has the meaning set forth in Section 3.5(b).

“Representatives” has the meaning set forth in Section 6.3.

“SEC” has the meaning set forth in Section 3.5(b).

“Securities Act” has the meaning set forth in Section 4.6.

“Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Shareholder Voting Agreements” has the meaning set forth in the Recitals.

“Signing Exchange Rate” has the meaning set forth in Section 2.1(b)(ii)(B).

“SOX” means the United States Federal Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (a) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“Subsidiary Purchase Rights” has the meaning set forth in Section 3.3(c).

“Superior Proposal” has the meaning set forth in Section 5.3(c).

“Tax” or “Taxes” has the meaning set forth in Section 3.8(a)(i).

“Tax Returns” has the meaning set forth in Section 3.8(a)(ii).

“Taxing Authority” has the meaning set forth in Section 3.8(a)(iii).

“Third-Party Proposal” has the meaning set forth in Section 5.3(a).

“Total Nanogen Shares” has the meaning set forth in Section 2.1(b)(ii)(A).

“Valuation Amount” has the meaning set forth in Section 2.1(b)(ii)(B).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Nanogen, Elitech and the Elitech Shareholders have caused this Agreement to be signed as of the date first written above.

NANOGEN, INC.

By:	/s/ Nicholas Venuto
Name:	Nicholas Venuto
Title:	Chief Financial Officer

FINANCIÈRE ELITECH SAS

By:	/s/ Pierre Debiais
Name:	Pierre Debiais
Title:	President

By:	/s/ Pierre Debiais
Pierre Debiais, in his individual capacity for purposes of acknowledging Section 9.3(b)

[ELITECH SHAREHOLDER SIGNATURE PAGES TO FOLLOW]

[Signature Page to Share Exchange Agreement]

FINANCIERE ELITECH SHAREHOLDERS:

BIOTECH INTERNATIONAL SAS

By:
Name:
Title:

FINANCIERE DU BIEF SAS

By:
Name:	Pierre Debiais
Title:	President

BANQUE POPULAIRE DEVELOPPEMENT SA

By:
Name:
Title:

FONDS D’INVESTISSEMENT DE PROXIMITE BANQUE POPULAIRE PROXIMITE SUD-EST 2003

By:
Name:
Title:

NAXICAP PARTNERS SA

By:
Name:
Title:

[Signature Page to Share Exchange Agreement]

BNP PARIBAS DEVELOPPEMENT SAS

By:
Name:
Title:

SYNERGIE FINANCE SA

By:
Name:
Title:

IDIA DEVELOPPEMENT SAS

By:
Name:
Title:

SOFIPACA SAS

By:
Name:
Title:

[Signature Page to Share Exchange Agreement]

Exhibit A

Form of Nanogen Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (“Agreement”) is made as of August 14, between Financière Elitech SAS, a société par actions simplifiée incorporated under the laws of France (“Elitech”), and the undersigned stockholder (“Stockholder”) of Nanogen. Inc., a Delaware corporation (“Nanogen”).

RECITALS:

WHEREAS, concurrently with the execution and delivery of this Agreement, Elitech, the shareholders of Elitech (“Sellers”), and Nanogen are entering into an Share Exchange Agreement of even date herewith (the “Share Exchange Agreement”), pursuant to which Nanogen will acquire all of the issued and outstanding shares of capital stock of Elitech, and Elitech will become a wholly owned subsidiary of Nanogen (the “Acquisition”);

WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (as defined below) of Subject Shares (as defined below); and

WHEREAS, in order to induce Elitech and Sellers to enter into the Share Exchange Agreement, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the covenants and agreements set forth herein and in the Share Exchange Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions.

(a) “Acquisition” has the meaning provided in the Recitals.

(b) “Agreement” has the meaning provided in the Preamble.

(c) “Beneficially Own” or “Beneficial Owner” with respect to any securities means having “beneficial ownership” as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d) “Elitech” has the meaning provided in the Preamble.

(e) “Expiration Date” means the earlier to occur of (i) the Closing (as defined in the Share Exchange Agreement) or (ii) the date on which the Share Exchange Agreement is terminated pursuant to its terms.

(f) “Family Members” has the meaning provided in Section 4(c).

(g) “Nanogen” has the meaning provided in the Preamble.

(h) “Nanogen Capital Stock” means shares of common stock, par value $0.001 per share, of Nanogen.

(i) “Nanogen Options and Other Rights” means options, warrants and other rights to acquire, directly or indirectly, shares of Nanogen Capital Stock.

(j) “Permitted Transferee” has the meaning provided in Section 4(c).

(k) “Proxy” has the meaning provided in Section 3(a).

(l) “Sellers” has the meaning provided in the Recitals.

(m) “Share Exchange Agreement” has the meaning provided in the Recitals.

(n) “Stockholder” has the meaning provided in the Preamble.

(o) “Subject Shares” means (i) all shares of Nanogen Capital Stock Beneficially Owned by Stockholder as of the date of this Agreement; and (ii) all additional shares of Nanogen Capital Stock of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through the Expiration Date.

2. Voting.

(a) Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of Nanogen, however called, and in any action by written consent of stockholders of Nanogen or in any other circumstances upon which a vote, consent or other approval is sought, unless otherwise directed in writing by Elitech, Stockholder shall (in the case of a meeting) cause to be counted as present thereat for purposes of establishing a quorum and shall vote or cause to be voted, or, if applicable, give consent or approval with respect to, any and all Subject Shares Beneficially Owned by Stockholder as of the record date of such meeting or consent, in favor of (i) the Acquisition, (ii) the execution and delivery by Nanogen of the Share Exchange Agreement, (iii) the adoption and approval of the Share Exchange Agreement and the terms thereof, (iv) the adoption and approval of each of the other actions contemplated by the Share Exchange Agreement, and (v) the adoption and approval of any action in furtherance of any of the foregoing.

(b) For so long as this Agreement is in effect, at any meeting of stockholders of Nanogen, however called, and in any action by written consent of the stockholders of Nanogen or in any other circumstances upon which a vote, consent or other approval is sought, Stockholder shall vote (or cause to be voted), or, if applicable, give consent or approval with respect to, all of the Subject Shares Beneficially Owned by Stockholder as of the record date of such meeting or consent, against any amendment to Nanogen’s articles of organization or bylaws, or any other amendment, proposal or transaction involving Nanogen, which amendment, proposal or transaction would in any manner impede, frustrate, prevent or nullify the Share Exchange Agreement or which is reasonably likely to result in any of the conditions to Nanogen’s obligations under the Share Exchange Agreement not being fulfilled.

(c) Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding, directly or indirectly, with any Person to vote, grant any proxy, or give instructions in any manner inconsistent with Sections 2(a) and (b).

(d) This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Nanogen. Nothing in this Agreement shall prevent Stockholder from (i) acting in Stockholder’s capacity as a director or officer of Nanogen or in any other capacity, or (ii) voting in Stockholder’s sole discretion on any matter other than those matters specifically listed in Sections 2(a) and (b).

3. Grant of Proxy; Appointment of Proxy.

(a) In furtherance of the transactions contemplated hereby and by the Share Exchange Agreement, and in order to secure the performance by Stockholder of Stockholder’s duties under this Agreement, Stockholder, concurrently with the execution of this Agreement, shall execute, in accordance with the provisions of applicable Delaware law, and deliver to Elitech an irrevocable proxy, substantially in the form of Annex A hereto (the “Proxy”), and irrevocably appoint Elitech or its designees, with full power of substitution, Stockholder’s agent, attorney, and proxy to vote or, if applicable, to give consent with respect to, all of the Subject Shares Beneficially Owned by Stockholder as of the record date of such vote or consent in respect of any of the matters set forth in, and in accordance with the provisions of, Section 2(a).

(b) Stockholder understands and acknowledges that Elitech is entering into the Share Exchange Agreement in reliance upon such Proxy. Stockholder hereby affirms that the Proxy set forth in this Section 3 is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked; such irrevocable proxy shall survive the death of Stockholder. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

(c) Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to the voting of the Subject Shares and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Subject Shares until the Expiration Date.

(d) Stockholder shall, at Stockholder’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Elitech the power to carry out and give effect to the provisions of this Agreement.

4. Covenants of Stockholder. Stockholder covenants and agrees for the benefit of Elitech that, until the Expiration Date, Stockholder will not:

(a) sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, (i) any Subject Shares or any interest therein, or (ii) any Nanogen Options and Other Rights or any interest therein; provided, however, that Stockholder may convert, exercise or exchange Nanogen Options and Other Rights into or for shares of Nanogen Capital Stock, in which event such shares of Capital Stock shall become and be deemed Subject Shares subject to all the terms and conditions of this Agreement;

(b) other than the Proxy, (i) grant any powers of attorney, proxies or consents in respect of any of the Subject Shares, (ii) deposit any of such Subject Shares into a voting trust, or (iii) enter into a voting agreement with respect to any of such Subject Shares; or

(c) take any other action with respect to the Subject Shares that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby and the Share Exchange Agreement. Notwithstanding the foregoing, Stockholder may assign or transfer Subject Shares to any Permitted Transferee; provided, however, that such Permitted Transferee executes a joinder to this Agreement in form and substance satisfactory to Elitech in which such Permitted Transferee agrees to be bound by all the terms and provisions of this Agreement. “Permitted Transferee” means (i) Stockholder’s spouse, children, parents or siblings (collectively, “Family Members”), (ii) Stockholder’s estate, (iii) any trust solely for the benefit of Stockholder and/or any Family Member(s) and of which Stockholder and/or any such Family Member(s) is the trustee or are the trustees, and (iv) any partnership, corporation or limited liability company which is wholly owned and controlled by Stockholder and/or any such Family Member(s). Notwithstanding anything to the contrary set forth in this Agreement, the restrictions on the transfer of Subject Shares shall not apply to transfers of Subject Shares pursuant to the terms of a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act in effect prior to the date of this Agreement or to transfers of Subject Shares.

5. Representations and Warranties of Stockholder. Stockholder represents and warrants to Elitech as follows:

(a) As of the date of this Agreement and at all times through the Expiration Date:

(i) except to the extent that such Subject Shares are assigned or transferred to Permitted Transferees pursuant to Section 4 above, Stockholder is and will be the Beneficial Owner, free and clear of any encumbrances or restrictions, of the outstanding shares of Nanogen Capital Stock set forth under the heading “Number and class of shares of Nanogen Capital Stock Beneficially Owned” on the signature page hereof;

(ii) except to the extent that such Nanogen Options and Other Rights are converted into, exercised or exchanged for shares of Nanogen Capital Stock, Stockholder is and will be the Beneficial Owner, free and clear of any encumbrances or restrictions, of the outstanding Nanogen Options and Other Rights set forth under the heading “Number of Nanogen Options and Other Rights Beneficially Owned” on the signature page hereof; and

(iii) Stockholder does not directly or indirectly Beneficially Own any shares of Nanogen Capital Stock or Nanogen Options or Other Rights or other securities of Nanogen, other than the shares of Nanogen Capital Stock and Nanogen Options and Other Rights set forth on the signature page hereof.

(b) Stockholder has and will have the legal capacity, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement and the Proxy. This Agreement has been duly executed and delivered by Stockholder, and, if Stockholder is a corporation, limited liability company or partnership, the Agreement has been duly authorized by all requisite corporate, limited liability company or partnership action of Stockholder, as the case may be; upon its execution and delivery by Elitech, this Agreement will constitute a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies.

(c) The execution, delivery and performance by Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which Stockholder is a party or by which Stockholder is or any of Stockholder’s assets may be bound, or, if Stockholder is a corporation, limited liability company or partnership, the organizational documents of Stockholder, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of its assets, including, but not limited to, the Subject Shares.

(d) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby.

6. Adjustments; Additional Shares. In the event (i) of any stock dividend, stock split, merger, recapitalization, reclassification, combination, or exchange of shares of the capital stock or other securities of Nanogen, of or affecting the Subject Shares, or (ii) that Stockholder becomes the Beneficial Owner of any additional shares of Nanogen Capital Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 2(a), then, immediately following the effectiveness of the events described in this Section 6, the shares of Nanogen Capital Stock or other instruments or documents held by Stockholder shall be considered Subject Shares under this Agreement, and the terms of this Agreement shall apply to the Stockholder becoming the Beneficial Owner thereof as described in this Section 6.

7. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given, and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

8. Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

9. Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, set forth the entire understanding of the parties with respect to the subject matter hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

10. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (i) on the date established by the sender as having been delivered personally; (ii) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (iii) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (iv) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Elitech, to:

Financière Elitech SAS

12-12 bis, rue Jean Jaurès

92800 Puteaux

France

Attn: Pierre Debiais

Facsimile: +33 (1) 41 45 07 19

With a required copy to:

Jackson Walker, L.L.P.

901 Main Street, Suite 6000

Dallas, Texas 75202

Attn: L. Scott Brown

Facsimile: 214-661-6869

If to Stockholder:

Attn:

Facsimile:

With a required copy to:

Morgan, Lewis & Bockius LLP

One Market, Spear Tower

San Francisco, California 94105

Attn: Scott D. Karchmer, Esq.

Facsimile: 415-442-1001

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11. Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

12. Counterparts. This Agreement may be executed in counterparts, and either party may execute such counterpart, both of which when executed and delivered shall be deemed to be an original and which counterparts taken together shall constitute but one and the same instrument.

13. Severability; Enforcement. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. Specific Performance. Stockholder acknowledges that (i) the agreements contained in this Agreement are an integral part of the transactions contemplated by the Share Exchange Agreement, and that, without these agreements, Elitech would not enter into the Share Exchange Agreement, and (ii) that damages would be an inadequate remedy for any breach by Stockholder of the provisions of this Agreement. Accordingly, Stockholder agrees Elitech may obtain specific performance of this Agreement and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting of any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

15. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any Delaware state court for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding in any Delaware state court. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware state court with respect to any matters to which it has submitted to jurisdiction in this Section 15. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware state court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

16. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

FINANCIÈRE ELITECH SAS

By:
Name:
Title:

If Stockholder is a natural person	STOCKHOLDER

(Signature)

Print Name

If Stockholder is a business or other entity	STOCKHOLDER

[*]

By:
Name:
Title:

Number and class of shares of Nanogen Capital
Stock Beneficially Owned:

Number of Nanogen Options and Other Rights
Beneficially Owned:

ANNEX A

IRREVOCABLE PROXY

Capitalized terms used but not defined herein has the meaning ascribed to such terms in the Voting Agreement, dated as of [•], between Financière Elitech SAS, a société par actions simplifiée incorporated under the laws of France (“Elitech”), and the undersigned stockholder (“Stockholder”) of Nanogen, Inc., a Delaware corporation (“Nanogen”) (the “Voting Agreement”). A copy of the Voting Agreement is attached hereto and is incorporated by reference herein.

This Proxy is given to secure the performance of the duties of the undersigned Stockholder pursuant to the Voting Agreement and is granted in consideration of Elitech entering into the Share Exchange Agreement.

The undersigned Stockholder hereby irrevocably appoints Pierre Debiais and Jose Coronas, and each of them individually, the sole and exclusive attorneys, agents and proxies, with full power of substitution and resubstitution in each of them, for the undersigned Stockholder and in the name, place and stead of the undersigned Stockholder, to vote or, if applicable, to give written consent with respect to all Subject Shares Beneficially Owned by the undersigned Stockholder and that the undersigned Stockholder is or may be entitled to vote at any meeting of Nanogen held after the date hereof, whether annual or special, and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto, in accordance with the provisions of Section 2(a) of the Voting Agreement in favor of (i) the Acquisition, (ii) the execution and delivery by Nanogen of the Share Exchange Agreement, (iii) the adoption and approval of the Share Exchange Agreement and the terms thereof, (iv) of each of the other actions contemplated by the Share Exchange Agreement, and (v) of any action in furtherance of any of the foregoing.

This Proxy is coupled with an interest, shall be irrevocable to the fullest extent permitted by law, and shall be binding on any successor in interest of the undersigned Stockholder. This Proxy shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned Stockholder.

This Proxy shall operate to revoke any prior proxy as to the Subject Shares heretofore granted by the undersigned Stockholder with respect to the subject matter of the Voting Agreement and the Share Exchange Agreement.

This Proxy shall terminate on the Expiration Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE TO IRREVOCABLE PROXY

If Stockholder is a natural person	STOCKHOLDER

(Signature)

Print Name

Date:

If Stockholder is a business or other entity	STOCKHOLDER

[*]

By:
Name:
Title:

Date:

Exhibit B

Form of Joinder Agreement

JOINDER AGREEMENT

TO THE

SHARE EXCHANGE AGREEMENT

Reference is hereby made to the Share Exchange Agreement dated as of [•] (the “Agreement”), by and among Nanogen, Inc., a Delaware corporation (“Nanogen”), Financière Elitech SAS, a société par actions simplifiée incorporated under the laws of France and registered with the Clerk of the Commercial Court of Nanterre under the number 481 676 062 (“Elitech”), and the shareholders of Elitech, as listed on Schedule 1 attached to the Agreement (the “Sellers”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Agreement.

By execution and delivery of this Joinder Agreement, Nanogen, Elitech and the undersigned agree that the undersigned shall for all purposes be entitled to all of the rights, and subject to all of the obligations, of the Agreement as a “Seller” (as such term is used in the Agreement) as of the date set forth below. The undersigned further represents and warrants that, except as set forth on the Elitech Disclosure Schedule, the representations and warranties contained in Article III of the Agreement are true on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof; provided, however, that notwithstanding the foregoing, Nanogen acknowledges and agrees that the representations and warranties made by the undersigned shall be strictly interpreted and limited only to the matters and affairs of Wescor, Inc.

[Signature Page To Follow]

IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement to the Share Exchange Agreement as of the day and year set forth below.

Date: , 200	SELLER:

By:
Name:
Title:

Address:

NANOGEN, INC.:

By:
Name:
Title:

FINANCIÈRE ELITECH SAS:

By:
Name:
Title:

Schedule 1

ELITECH SHAREHOLDERS

1.	BIOTECH INTERNATIONAL SAS

2.	FINANCIERE DU BIEF SAS

3.	BANQUE POPULAIRE DEVELOPPEMENT SA

4.	Fonds d’Investissement de Proximité

BANQUE POPULAIRE PROXIMITE SUD-EST 2003

5.	Fonds d’Investissement de Proximité

BANQUE POPULAIRE PROXIMITE SUD-EST 2004

6.	NAXICAP PARTNERS SA

7.	BNP PARIBAS DEVELOPPEMENT SAS

8.	SYNERGIE FINANCE SA

9.	IDIA DEVELOPPEMENT SAS

10.	SOFIPACA SAS

Schedule 6.9

POST CLOSING BOARD MEMBERS

Elitech Board Designees:

Pierre Debiais

Jose Coronas

[Reserved.]

[Reserved.]

Nanogen Board Designees:

Howard Birndorf

David Schreiber

Robert Whalen

Schedule 6.19

EMPLOYEES OFFERED AMENDED EMPLOYMENT AGREEMENTS